As filed with the Securities and Exchange Commission on July 21, 1997.
                                                      Registration No. 333-22443
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    ---------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                    ---------

                             ILLUMINATED MEDIA INC.
                 (Name of Small Business Issuer in its Charter)

                          ----------------------------
  Minnesota                         7319                          41-1744582
(State of            (Primary Standard Industrial             (I.R.S. Employer
 Incorporation)        Classification Code Number)           Identification No.)

         15 South Fifth Street, Suite 715, Minneapolis, Minnesota 55402
                     Telephone 612/338-3554 FAX 612/370-0381
          (Address and telephone number of principal executive offices, and of intended principal place of business)

                    Robert H. Blank, Chief Executive Officer
                             Illuminated Media, Inc.
         15 South Fifth Street, Suite 715, Minneapolis, Minnesota 55402
                     Telephone 612/338-3554 FAX 612/370-0381
            (Name, address and telephone number of agent for service)

                             -----------------------
                                   Copies to:

Richard P. Keller, Esq.             Michael L. Berde, Esq./Kevin S. Spreng, Esq.
Keller & Lokken, P.A.               Furber Timmer Zahn, PLLP
175 E. 5th Street, Suite 763        333 South Seventh St., Suite 2100
St. Paul, Minnesota 55101           Minneapolis, MN 55402
(612) 292-1001                      (612) 338-3965
(612) 292-8912 (FAX)                (612) 330-0959 (FAX)

                             -----------------------

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.



                         CALCULATION OF REGISTRATION FEE

                                                  Proposed       Proposed
                                                  Maximum        Maximum
  Title of Each Class of           Amount         Offering       Aggregate    Amount of
Securities to be Registered        To Be          Price Per      Offering     Registration
                                   Registered     Unit           Price        Fee
------------------------------------------------------------------------------------------

Units (consisting of Common             1,500,000   $1.00      $ 1,500,000   $  517.24
   Stock and Warrants)

Common Stock                            1,500,000     --            --           --

Warrants to Purchase
  Common Stock                          1,500,000     --            --           --

Common Stock (Underlying
                   Warrants)            3,000,000    2.75        8,250,000    2,844.83

Common Stock (Underlying
   Underwriter's Warrant)                 150,000    1.20          180,000       62.07

Warrants to Purchase Common
  Stock (Underlying Underwriter's
                           Warrant)       150,000     --            --           --

Common Stock (Underlying
  Warrants within Underwriter's
                        Warrant)          300,000    2.75          825,000      284.48
                                      -----------   -----      -----------   ---------

         TOTAL:                                                 $10,755,000   $3,708.62
                                                                ===========   =========


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                                              ILLUMINATED MEDIA, INC.

                                        Registration Statement on Form SB-2
--------------------------------------------------------------------------------------------------------------------------
                                 Cross Reference Sheet Between Items of Form SB-2
                                       and Prospectus as to 1,500,000 Units
--------------------------------------------------------------------------------------------------------------------------


                           Item in Form SB-2                                             Caption or Location in Prospectus
                           -----------------                                             ---------------------------------
1.       Front of Registration Statement and Outside Front Cover of Prospectus     Front of Registration Statement; front cover
                                                                                   page of Prospectus

2.       Inside Front and Outside Back Cover Pages of Prospectus                   Inside Front and outside back Cover Page

3.       Summary Information and Risk Factors                                      Summary of Offering; High Risk Factors

4.       Use of Proceeds                                                           Use of Proceeds

5.       Determination of Offering Price                                           Risk Factor No. 13; Description of Securities

6.       Dilution                                                                  Dilution

7.       Selling Security Holders                                                  Not Applicable

8.       Plan of Distribution                                                      Underwriting

9.       Legal Proceedings                                                         Business - Legal Proceedings

10.      Directors, Executive Officers, Promoters and Control Persons              Management

11.      Security Ownership of Certain Beneficial Owners and Management            Principal Shareholders

12.      Description of Securities                                                 Description of Securities

13.      Interest of Named Experts and Counsel                                     Not applicable

14.      Disclosure of Commission Position on Indemnification for Securities Act   Management-Limitation of Directors' Liability;
         Liabilities                                                               Item 28.c. of Registration Statement

15.      Organization Within Last Five Years                                       Certain Transactions

16.      Description of Business                                                   Business

17.      Management's Discussion and Analysis or Plan of Operation                 Management's Discussion and Analysis

18.      Description of Property                                                   Business-Property

19.      Certain Relationships and Related Transactions                            Certain Transactions

20.      Market for Common Equity and Related Stockholder Matters                  Cover Page of Prospectus; Description of
                                                                                   Securities

21.      Executive Compensation                                                    Management - Executive Compensation

22.      Financial Statements                                                      Financial Statements

23.      Changes in and Disagreements with Accountants on Accounting and           Not Applicable
         Financial Disclosure



              Legend Required by Item 501(a)(8) of Regulation S-B:

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         For the sake of clarity and because of the limitations inherent in the type of binding used for the registration statement, the legend required by Item 1 of Form SB-2 and Item 501(a)(8) of Regulation S-B is set forth above. No copies of any of the Preliminary Prospectuses contained herein will be delivered to any person without such legend appearing on the cover page thereof in compliance with Item 501(a)(8) of Regulation S-B.

         Should any copy of the Preliminary Prospectus be delivered to any person, it will include on its cover the above legend and the following words:


                  Preliminary Prospectus, dated July 21, 1997
                  Subject to Completion





PRELIMINARY PROSPECTUS                        ILLUMINATED MEDIA INC.
DATED JULY 21, 1997, SUBJECT TO COMPLETION
       MAXIMUM OFFERING: L,500,000 UNITS--MINIMUM OFFERING: 650,000 UNITS

                 EACH UNIT CONSISTS OF ONE SHARE OF COMMON STOCK
    AND ONE REDEEMABLE WARRANT FOR THE PURCHASE OF TWO SHARES OF COMMON STOCK
        Each warrant entitles the holder to purchase during the five year period following the date of this Prospectus (except for the first one year period after the date hereof) two shares of Common Stock at an exercise price of $2.75 per share. The warrants are, commencing fourteen months after the date hereof,subject to redemption by the Company for $.01 per warrant, on 30 days written notice, if the closing bid price of the Common Stock exceeds $3.25 per share, for any 20 consecutive trading days prior thereto. See "Description of Securities". Prior to this offering, there has been no market for the Company's securities. The Company will seek to have the Units listed on the NASDAQ Bulletin Board system. The Warrants may not be exercised during the first one year period following the date of this Prospectus, and thereafter only if a current registration statement is in effect with respect to the underlying shares of Common Stock. A portion of the proceeds, from $374,969 to $563,597, depending on the number of Units sold of this offering will be used to repay debt which, in part, is owed to or personally guaranteed by affiliates of the Company. See "Use of Proceeds".


THE UNITS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN MAY BE DEPENDENT UPON THE SUCCESSFUL COMPLETION OF THIS OFFERING. SEE "RISK FACTORS", PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      PRICE TO      UNDERWRITING       PROCEEDS
                      PUBLIC        COMMISSIONS(1)     TO COMPANY(2)
         Per Unit     $1.00         $.10               $.90
Total Minimum (3)     $650,000      $65,000            $585,000
Total Maximum (3)     $1,500,000    $150,000           $1,350,000


(1) In addition, the Company has agreed to (a) pay the Underwriter a non-accountable expense allowance equal to 2.75% of the total offering price of Units sold in this offering (of which $5,000 has already been advanced); (b) sell to the Underwriter, for nominal consideration, a five-year Warrant to purchase up to 10% of the number of Units sold in this offering at $1.61 per Unit; and (c) indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".


(2) Before deducting expenses of the offering, payable by the Company, estimated at $80,000, not including the underwriter's non-accountable expense allowance.

Footnote (3) is on the next page.

         The Units are offered by the Company through its agent, the Underwriter, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, and to certain other conditions.


                            TUSCHNER & COMPANY, INC.
                 The date of this Prospectus is July ___, 1997.


(3) The Units are being offered on a "best-efforts, minimum-maximum" basis through the Underwriter and possibly a group of selected dealers. There is no minimum investment requirement. All proceeds of this offering will be deposited in an escrow/impoundment account with (and all checks of investors must be made payable to) BankWindsor, Minneapolis, Minnesota pending sale of a minimum of 650,000 Units on or before September ___, 1997 [60 days from the date of this Prospectus] (which period may be extended an additional 30 days, until October ___, 1997, upon mutual consent of the Company and Underwriter), and if not sold within such period, will be returned promptly to purchasers without interest or deduction. Subscribers have no right to demand return of their subscription payments during the escrow period. See "Underwriting".




[Photos of Skyway Ad platforms as installed and used in different locations-to be added]



                               SUMMARY OF OFFERING

         THIS SUMMARY, WHICH IS INTENDED FOR QUICK REFERENCE ONLY AND DOES NOT CONTAIN ALL INFORMATION NEEDED FOR AN INVESTMENT DECISION, IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMPANY: Illuminated Media Inc. (the "Company") is an advertising media company that sells a form of indoor, out-of-home, advertising called "SKYWAY ADS", which is pictured on the inside front and rear covers of this Prospectus. See "BUSINESS". The Company's principal executive offices are located at 15 South 5th Street, Suite 715, Minneapolis, Minnesota 55402 and its telephone number is (612) 338-3554, FAX
(612) 370-0381.


THE OFFERING: A minimum of 650,000 and a maximum of 1,500,000 Units at $1.00 per Unit will be offered for 60 days, subject to an extension of 30 days. Each Unit consists of one share of Common Stock and one redeemable warrant for the purchase of two shares of Common Stock, exercisable until five years (other than the first one year) after the date of this Prospectus at $2.75 per share. The warrant is exercisable commencing one year after the date of this Prospectus and, 30 days after the date of this Prospectus, is transferable separately from the Common Stock. Commencing 14 months after the date of this Prospectus, the warrants are subject to redemption by the Company for $.01 per warrant, on 30 days written notice, if the closing bid price of the Common Stock exceeds $3.25 per share for any 20 consecutive trading days prior thereto. See "DESCRIPTION OF SECURITIES."

         Subscribers may not withdraw their investments, unless the offering is terminated. At the latest, funds can be held in the escrow/impoundment account until September __, 1997, which can be extended for 30 days to October __, 1997. At that time, if the minimum amount has not been sold, the offering will be terminated and funds promptly returned to investors without either interest or deduction. See "UNDERWRITING".

COMMON STOCK OUTSTANDING AND TO BE OUTSTANDING: 220,000 shares of Common Stock, and 204,999 shares of Convertible Preferred Stock (which automatically convert to Common Stock in connection with this offering), are outstanding as of April 30, 1997; 870,000 shares and 1,720,000 shares (or 1,074,999 shares and 1,924,999 shares after automatic conversion of preferred stock) will be outstanding, respectively, if the minimum or the maximum number of Units offered is sold, exclusive of the possible exercise of outstanding warrants for the purchase of 169,959 shares (as of April 30, 1997), and the possible conversion of convertible notes held by two former shareholders and one current shareholder to acquire up to 422,798 (subsequently reduced to 33,161 shares) and 19,345 shares as of April 30, 1997, and the possible exercise of any warrants included as part of the Units or the Underwriter's Unit Purchase Option. See "CAPITALIZATION".


USE OF PROCEEDS: Net proceeds of $487,125, if the minimum number of Units offered is sold, and $1,228,750, if the maximum number of Units offered is sold. Of the net proceeds, $374,969, if the minimum is sold, and $563,597, if the maximum is sold, will be used to repay indebtedness (of which, some has been personally guaranteed by the Company's CEO and some is payable to affiliates). The remaining proceeds will be used to develop products, and expand into new geographic areas. See "USE OF PROCEEDS" and "CERTAIN TRANSACTIONS".

RISK FACTORS: This investment is highly speculative and very risky. See "HIGH RISK FACTORS".




SELECTED FINANCIAL INFORMATION:
Two Months Ended 4/30/97(Unaudited)         As of 4/30/97 (Unaudited)
-----------------------------------         -------------------------

Revenues                   $ 28,967           Current Assets        $ 68,553
                                                                   =========
Operating Expenses           65,174           Current Liabilities   $ 547,397
                             ------                                ==========
Operating Loss              (36,207)          Shareholders Deficit  $(667,668)
                                                                   ==========
Other Expense                11,340           Working Capital       $(478,844)
                             ------                                ==========
Net Loss                   $(47,547)
                           ==========



                                HIGH RISK FACTORS

         The proposed operations and business of the Company will be subject to a high degree of risk, thereby making the securities offered hereby a highly speculative investment. Stated below are, in the Company's view, the principal risk factors affecting this offering, which must be considered carefully by prospective investors prior to making an investment decision. Prospective investors should be able to afford, without causing personal financial difficulty, the entire loss of their investment in the Units.

         1. Prior Operating Losses. The Company had operating losses of $131,124 and $157,238, and net losses of $181,316 and $174,843 for its fiscal years ended February 28, 1997, and February 29, 1996, respectively, and operating losses of $36,207 and $14,762, and net losses of $47,547 and $24,571, for its two month fiscal periods ended April 30, 1997, and April 30, 1996. Whether the Company can, even with the proceeds of this offering, reverse these losses, cannot be known with certainty at this time. See "BUSINESS-Corporate History" and "FINANCIAL STATEMENTS".

         2. Negative Net Worth and Negative Working Capital. At April 30, 1997, the Company had a negative net worth of $667,668 and a negative working capital position of $478,844. As such, unless this offering or some other type of financing is completed in the near future, the Company may be unable to continue in business. See "FINANCIAL STATEMENTS" and "BUSINESS".

         3. Auditor's Opinion Reflects Uncertainty as to Going Concern Status. The report of the Company's independent auditor on the Company's financial statements as of February 28, 1997, states that, "the Company's recurring losses, negative cash flows from operations and net working capital deficiency raise substantial doubt as to its ability to continue as a going concern." The Company has an urgent need for additional capital in order to continue its operations. See "FINANCIAL STATEMENTS".

         4. No Public Market; Possible Lack of Liquidity. Prior to this offering, there has been no public market for the securities of the Company. No assurance can be given that the Units, or their constituent securities, the Common Stock and the Warrants, can be resold at the offering price, that a public market will develop for any of the afore-mentioned securities following this offering, or that such a market, if developed, will continue. Accordingly, purchasers of the Units may not be able to readily liquidate their investment or to pledge their shares as collateral for loans. Tuschner & Company, Inc., the Underwriter in this offering, has advised the Company that it intends to make a market in the Units following the offering, so long as the trading activity, including price and volume characteristics, justifies such an undertaking. However, it has the right to discontinue such market making at any time. The Company will, after commencment of this offering, apply to have its securities listed on the NASDAQ Electronic Bulletin Board system.

         5. Dependence Upon Key Person. The Company will be dependent upon the services of its Chief Executive Officer, Robert H. Blank. The loss of Mr. Blank's services would have a material adverse effect upon the Company's operations. The Company does not have a key person life insurance policy on the life of Mr. Blank, nor does it have an Employment and Non-Compete Agreement with Mr. Blank. However, the Company expects to purchase a key person life insurance policy on the life of Mr. Blank upon the completion of this offering. See "MANAGEMENT".

         6. Applicability of "Penny Stock Rules;" Impact on Liquidity. The Company's securities are considered "penny stock" under a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. Such broker-dealers must also, prior to the purchase, provide the customer with a risk disclosure document which identifies risks associated with investing in "penny stocks" and which describes the market therefor as well as a brief description of the broker-dealer's obligations under certain "Penny Stock Rules" and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgement from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in a penny stock. Consequently, such rules will affect the ability of broker-dealers to sell the Company's securities and will affect the ability of purchasers in this offering to sell their securities in the secondary market, if any. See "DESCRIPTION OF SECURITIES".

         7. Competition. In essence, the Company sells an advertising medium, and, as such, competes for advertiser's dollars with all other advertising media, whether broadcast and print media or "out-of-home." Although the percentage of dollars received by out-of-home media (the smallest of all advertising categories) has increased recently, this trend could easily change.

         There are no significant barriers to competition by other companies in the Company's advertising category. Competitors who enter this market are likely to be larger, more strongly capitalized, and have stronger relationships with building managers and nationaladvertisers than the Company. It will be difficult, expensive, and time consuming for the Company to develop and expand its position in the marketplace. See "BUSINESS-Marketing" and "BUSINESS-Competition".

         8. Need to Create Sales Organization. In order to obtain advertising from national accounts, the Company believes it will have to expand into other markets and market venues. To do that, the Company will need to expand its sales organization, and there can be no assurance that the Company will be able to recruit, train, motivate, and retain effective sales people to accomplish this goal.

         9. Capital Requirements for Planned Expansion. The Company intends to expand its advertising concept to other cities. The Company also expects to spend a significant amount of capital on developing and implementing new technologies (such as interactive touchscreen) for use in conjunction with its SKYWAY ADS displays. Each of these proposed activities will require the expenditure of substantial funds by the Company. Accordingly, additional equity or debt financing may be required in the future. There can be no assurance that additional capital from any source will be available in the future, if and when needed by the Company, or that such capital will be available on terms acceptable to the Company. In addition, the Company is in immediate need of capital to meet its operating expenses and to undertake its plans for expansion in the foreseeable future. See "USE OF PROCEEDS" and "BUSINESS".

         10. Sufficiency of Offering Proceeds/Need for Additional Financing. It is anticipated that the proceeds of this offering will last approximately 12 months if the minimum of $650,000 is raised and 24 months if the maximum of $1,500,000 is raised. Thereafter, the Company might require additional capital to meet its needs either through borrowing or through additional sales of the Company's securities. No assurances can be given that such sources of capital will be available at all, or on terms acceptable to the Company . See "USE OF PROCEEDS" and "BUSINESS-Competition".

         11. Entry Into New Geographic Markets. Until recently, the Company marketed its SKYWAY ADS displays almost exclusively in the Twin Cities area, particularly downtown Minneapolis, downtown St. Paul, and at the Mall of America in Bloomington, Minnesota. The Company intends to market in other states and cities, which may not be as receptive to the SKYWAY ADS concept. This will require familiarity with new markets and the development of new techniques and tools, not previously used by the Company, for managing distant locations.

         12. Potential Inability to Manage Growth Effectively. The Company hopes to significantly expand its business, in part with the proceeds of this offering. Such anticipated expansion will likely place further demands on the Company's existing management and operations. The Company's future growth and profitability will depend, in part, on its ability to successfully manage a growing sales force and implement management and operating systems which react efficiently and timely to short and long-term trends or changes in its business. There can be no assurance that the Company will be able to effectively manage any expansion of its business. See "USE OF PROCEEDS" and "MANAGEMENT."


         13. Potential Inability of Holders to Exercise Warrants if Current Registration Statement is Not in Effect Purchasers of Units will be able to exercise the Warrants only if a current Registration Statement relating to the shares of Common Stock underlying the Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. The Warrants have no value without a current, effective Registration Statement. Although the Company will use its best efforts to maintain the effectiveness of a current Registration Statement covering the shares of Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants (commencing one year after the date of this Prospectus) if a current Registration Statement covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. The Company intends to qualify the Units for sale only in Minnesota, Wisconsin and Colorado.

         14. Possible Redemption of Warrants. The Warrants are, commencing fourteen months after the date of this Prospectus, subject to redemption at any time by the Company at $.01 per Warrant on 30 days prior written notice if the closing bid price of the Common Stock exceeds $3.25 per share for each of 20 consecutive trading days, at any time prior to such notice. If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants during the balance of their five-year term except during such 30 day redemption period. If the Company redeems the Warrants, it would force the holders to exercise the Warrants at a time when it may not be advantageous for them to do so, or to sell the Warrants at the then market price, or to accept the nominal redemption price. See "DESCRIPTION OF SECURITIES-Warrants".


         15. Minnesota Anti-Takeover Law. The Company is subject to the provisions of the Minnesota Business Corporation Act, which includes provisions relating to "control share acquisitions" and restricting "business combinations" with "interested shareholders". Such provisions could have the effect of discouraging an attempt to acquire control of the Company.
See "DESCRIPTION OF SECURITIES-Minnesota Anti-Takeover Law".

         16. Limitations of Liability. The Company's Articles of Incorporation provide, as permitted by Minnesota law, that a director of the Company shall not be personally liable to its shareholders for monetary damages for breach of his or her fiduciary duty of care as a director, with certain exceptions. In addition, the Company's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law. See "DESCRIPTION OF SECURITIES--Indemnification."

         17. Determination of Offering Price. The offering price per Unit and the exercise price of the Warrants was determined arbitrarily by the Company and the Underwriter, and is not based upon net worth, earnings, or other established investment criteria of value. Accordingly, there can be no assurance that the Units can be resold at the offering price, if at all. See "DESCRIPTION OF SECURITIES".


         18. Outstanding Options and Warrants; Dilution. As of April 30, 1997, the Company had outstanding warrants, exercisable at $.50 per share, to purchase a total of 169,959 shares of Common Stock, and convertible notes held by two former shareholders and one current shareholder which would allow them to acquire up to 422,798 (subsequently reduced to 33,161 shares) and 19,345 shares, respectively, of Common Stock at $.51 per share and $.75 per share, respectively, and upon successful completion of this offering the Company will have an Underwriter's Unit Purchase Option outstanding. In addition, the Company's 204,999 shares of Preferred Stock automatically convert to Common Stock in connection with this offering. The Company anticipates that many of the warrants may be exercised in the near future. In addition, there are currently outstanding 220,000 shares of Common Stock, for which the owners paid substantially less than the offering price for the Units. Purchasers of the Units will incur immediate substantial dilution from the offering price. The price which the Company will receive for its Common Stock upon exercise of such options and warrants will be significantly less than the market price for the Company's Common Stock at the time such options and warrants are exercised. While such options and warrants are outstanding, the holders thereof are given, at little or no cost, the opportunity to profit from any rise in the market price of the Company's Common Stock without assuming the risk of ownership. To the extent that any such options or warrants are exercised, the book value and voting interests of the Company's shareholders will be diluted proportionately. See "DILUTION", "MANAGEMENT" and "DESCRIPTION OF SECURITIES - Stock Options and Warrants".

         19. Underwriter's Unit Purchase Option. The Company has agreed to sell to the Underwriter, for nominal consideration, a Unit Purchase Option to purchase up to 10% of the Units sold in this offering at an exercise price of $1.61 per Unit (the "Unit Purchase Option"). The Company has agreed to register at its expense under the Securities Act of 1933, as amended, and applicable state securities acts, the Units and the shares of Common Stock purchasable upon exercise of the warrants included in the Units. Both the warrants and any profits realized by the Underwriter on the sale of the shares underlying the warrants could be considered additional underwriting compensation. For the life of the warrants, the holders thereof are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the warrants and the market price for the Common Stock with a resulting dilution in the interest of existing shareholders. The terms on which the Company could obtain additional capital during the exercise period of the Underwriter's Unit Purchase Option may be adversely affected, as the holders of the Underwriter's Unit Purchase Option may be expected to exercise them when, in all likelihood the Company would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided by the Underwriter's warrants. See "UNDERWRITING".

         20. Limited Experience of the Underwriter. The Underwriter commenced business in May, 1994 and has completed two public offerings to date. The Underwriter's relative inexperience in conducting public offerings could have an adverse effect on the "due diligence" investigation of the Company which the Underwriter has conducted, although the Underwriter believes that such investigation has been thorough on its part. Moreover, although the Underwriter believes it has exercised care in establishing the Price to Public of the Units offered hereby, the Underwriter's inexperience in establishing the price of the Units in this offering, and possibly in acting as a market-maker after the effective date of this offering, could have an adverse effect on the market value of the Units offered hereby following the completion of this offering. John Tuschner, President of the Underwriter, has personally guaranteed $25,000 of the Company's bank loans. See "UNDERWRITING".


         21. Absence of Dividends. The Company has never declared or paid a cash dividend on its common stock. The Company intends to retain any earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future, including on the shares of Common Stock offered as part of the Units. See "DIVIDEND POLICY."

         22. No Stabilization. In connection with this offering, the Underwriter will not over allot or effect transactions which are intended to stabilize or maintain the market price of the Common Stock, the Warrants, and/or the Units at a level above that which might otherwise prevail in the open market. See "UNDERWRITING".

         23. Limited Manufacturing Experience. To date, the Company's SKYWAY ADS platforms have only been manufactured in limited quantities and have not been manufactured on a commercial scale, and platforms with DISCOVERSCREEN enhancements have never been manufactured. As a result, there can be no assurance that the Company will not encounter difficulties in obtaining reliable and affordable contract manufacturing assistance and/or in scaling up its manufacturing capabilities, including problems involving production yields, per-unit manufacturing costs, quality control, component supply, and shortages of qualified manufacturing personnel. Any such difficulties could also result in the inability of the Company to satisfy any customer demand for its products in a cost-effective manner and would likely have a material adverse effect on the Company.

         24. Potential Inability to Adapt to Changes in Technology. The Company's market is subject to rapid technological change and intense competition. There can be no assurance that the Company will be able to keep pace with this change. The Company's products could become subject to technological obsolescence and there can be no assurance that the Company will be able to adapt to rapidly changing technology. If the Company is unable for technological or other reasons to develop products on a timely basis in response to technological changes, or if the Company's products or product enhancements do not achieve market acceptance, the Company's business would be materially and adversely affected.

         25. Limited Sources of Supply. The Company has only limited agreements with vendors to supply components and subassemblies on a continuing basis. Should production requirements increase, the need for additional components and subassemblies will increase. In the future, the Company will attempt to (i) consummate formal supply agreement relationships, although there can be no assurance that it will be able to do so, and (ii) obtain multiple sources of supply for most of its components, although it may be necessary to have limited sources of supply for certain components. Should a key supplier be unwilling or unable to supply any such components or subassemblies in a timely manner, the Company would be materially adversely affected. At present, although the Company may only use one supplier for some products which it purchases, it does not have any sole source suppliers, and expects that it could locate and use alternate sources of supply, if needed. See "BUSINESS--The Skyway Ads Platform and Related Products."

         26. Technology. The Company intends, with some of the proceeds of this offering, to build from existing computer products and technologies, a certain number of units of a proposed new product called DiscoverScreen. The Company does not own this technology, does not control its development or improvement, and does not have the ability to prevent others from using the technology in same or similar products. A prototype of the DiscoverScreen product has not yet been built. The Company estimates that the costs to produce the first two prototypes will be a total of approximately $40,000. Thereafter, additional production DISCOVERSCREENS are expected to cost in the range of $3,000 to $5,000 each. Technological difficulties in developing, installing and maintaining new products are common, and may occur.

         27. Effect on Market Price of Shares Eligible for Future Sale. Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 1,924,999 shares of Common Stock to be outstanding upon completion of a maximum offering, only the 1,500,000 shares offered as part of the Units will be eligible for immediate sale in the public market without restriction (unless some of such shares are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act). The remaining 424,999 shares of Common Stock held by existing stockholders upon completion of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Of these shares, 274,999 are currently eligible for resale in the open market pursuant to Rule 144 under the Securities Act beginning 90 days after the date of this Prospectus. An additional 150,000 shares will become eligible for resale under Rule 144 on or prior to December 31, 1997. The 169,959 shares of Common Stock underlying warrants issued in conjunction with bridge financing will be eligible for sale under Rule 144 one year after exercise of the warrants. The Company and certain of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock, without the prior written consent of the Underwriter (which will not be unreasonably withheld), for a period of one year from the date of this Prospectus. In additon, certain warrant holders have the right, subject to certain conditions, to participate in future Company registrations and to cause the Company to register certain shares of Common Stock owned by them upon exercise of currently outstanding warrants. See "DESCRIPTION OF SECURITIES-Shares Eligible for Future Sale."

         28. No Intellectual Property Protection/Possible Unavailability of Licenses. The Company holds no patents and has not made any patent applications. The Company believes that its use of the technology described in the DISCOVERSCREEN, IM3-D and LASERTAINMENT do not infringe upon patents or rights held by others, but the Company cannot give any assurances that such infringements do not exist.

         While the Company believes it will not be necessary to acquire additional technologies in order to market its current planned products, there is no assurance that the person or organization owning any additionally required technologies will grant licenses to the Company at all, or, if licenses are available, that the terms and conditions of such licenses will be acceptable to the Company.



                             SELECTED FINANCIAL DATA

         The following selected financial data of the Company at and for each of the fiscal years ended February 28, 1997 and February 29, 1996 have been derived from audited financial statements of the Company. The selected financial data is qualified by reference to, and should be read in conjunction with, the financial statements for such periods and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this Prospectus. All adjustments for the unaudited interim period were of a normal, recurring nature.

                                                            Two Month Period Ended
                                                            ----------------------
                                 Year Ended    Year Ended   April 30,   April 30,
                                 February 28,  February 29,   1997         1996
                                   1997 (1)     1996 (1)   (Unaudited)  (Unaudited)
                                  ---------    ---------    ---------    ---------

Revenues                          $ 242,146    $ 236,932    $  28,967    $  40,430
                                  ---------    ---------    ---------    ---------

Operating expenses:
   General and administrative -
   related party                       --         33,660         --           --
   General and administrative       373,270      360,510       65,174       55,192
                                  ---------    ---------    ---------    ---------

   Total operating expenses         373,270      394,170       65,174       55,192
                                  ---------    ---------    ---------    ---------

Loss from operations               (131,124)    (157,238)     (36,207)     (14,762)

Other Income (expense):
  Interest expense                  (50,027)     (17,239)     (11,340)      (9,809)
  Miscellaneous income                 --          2,442         --           --
  Loss on disposal of property
  and equipment                        (165)      (2,808)        --           --
                                  ---------    ---------    ---------    ---------

  Total other income (expense)      (50,192)     (17,605)     (11,340)      (9,809)
                                  ---------    ---------    ---------    ---------

         Net loss                 $(181,316)   $(174,843)   $ (47,547)   $ (24,571)

Net loss per share (2)            $    (.74)   $    (.30)   $    (.16)   $    (.10)
                                  =========    =========    =========    =========

Weighted average number of
         shares outstanding         244,979      574,075      304,979      244,979
                                  =========    =========    =========    =========



Notes:

1.       These columns are not covered by the Independent Auditor's Report.
2. See Note 1 to the Financial Statements for a discussion (under "Net Loss Per Common Share") of the basis of presentation and Note 16 thereof which discusses supplemental earnings per share.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

                  THIS DISCUSSION OF THE FINANCIAL CONDITION AND THE RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE WITHIN THE PROSPECTUS, AND THE MATERIAL CONTAINED IN THE "RISK FACTORS" AND " BUSINESS" SECTIONS OF THE PROSPECTUS.

OVERVIEW

         The Company is an advertising media company that started operations in 1993. It leases space for its advertising platforms from buildings, to which it pays concessions, typically, 20% of advertising revenue. Each platform has three panels, of which two are available for rent to advertisers and the third is used for public service purposes, such as a map, or an ad for a non-profit/charitable organization.

         The Company intends, with the proceeds of the offering to expand its operations to several other metropolitan markets, to add enhanced features to its platforms, and to increase the percentage of panels rented to advertisers. At April 30, 1997, the Company had 54 advertising platforms in place in the Minneapolis-St. Paul Metropolitan area.

         A single market is less attractive to national advertisers than if the Company could offer its medium in several markets. Accordingly, the Company has explored and will attempt to expand into other cities with connecting skyway or underground concourse links ("networked cities") such as Des Moines, Dallas, Houston, Cincinnati, Rochester (NY and MN) and Duluth. In addition, the Company plans to expand into three shopping malls (Miller Hill Mall, Duluth, MN; Newport Centre, Jersey City, NJ; and The Pavillion, San Jose, CA) managed by the same firm that manages the Mall of America. The Company has discussed expansion and has conducted preliminary negotiations with the respective property managers, but no final agreement has been reached.

         The Company plans to add features to its platforms, such as its computer touchscreen product, DISCOVERSCREEN, which can be used to find directions or information about retail and service providers, entertainment, traffic information and the like. The Company's goal is to create a national network of DISCOVERSCREEN services for use by national as well as local advertisers.

         The Company has formed a joint marketing venture with Skyway Publications Inc.("SPI"), a Minneapolis-based publishing company, that sells advertising to businesses trying to reach individuals who use the skyway systems. SPI would assist with DISCOVERSCREEN sales.

RESULTS OF OPERATIONS

COMPARISON OF THE FISCAL YEAR ENDED FEBRUARY 28, 1997
WITH THE FISCAL YEAR ENDED FEBRUARY 29, 1996

Revenues

         Revenues for fiscal 1997 increased by 2.2% to $242,146 as compared to $236,932 for fiscal 1996. All revenue was generated by the sale of ad space for the SKYWAY ADS platforms. During these periods, per panel fees charged by the Company did not change. As of February 29, 1996 the Company had approximately 49 platforms and 48% of available ad panels were leased. As of February 28, 1997 the Company had approximately 54 plaforms and 47% of available ad panels were leased.

Loss from Operations

         The loss from operations for fiscal 1997 decreased by 16.6% to ($131,124) as compared to a loss of ($157,238) for fiscal 1996. The decreased loss from operations resulted from a decrease of $20,900, or 5.3% in operating expenses, from $394,170 for fiscal 1996 to $373,270 for fiscal 1997. The decrease in operating expenses from fiscal 1997 to fiscal 1996 resulted primarily because of a one-time stock grant in fiscal year 1996 to an officer valued at $60,000. During fiscal year 1997 the Company expended approximately $23,000 for audit fees related to its proposed public offering, and incurred an increase of $16,800 for uncollectible accounts.

         Management does not, in the future, expect to have problems of a similar magnitude with respect to uncollectible accounts, because of a new credit policy, which requires that the Company receive at least 2 good credit references or up front fees from a potential new account and that a client be carried no more than 60 days on credit.

Other Income and Expenses

         Other income (expense) for fiscal 1997 increased by $32,587, to ($50,192) as compared to ($17,605) for fiscal 1996. The increased expense resulted primarily from increased interest expense of ($50,027) in fiscal 1997 as compared to ($17,239) in fiscal 1996, which arose from debt of approximately $542,000 as of February 28, 1997, which was incurred in connection with the re-purchase of shares of Common Stock owned by the previous majority shareholders, the settlement of certain accounts payable owed to them, and to fund operations pending the proposed public offering.

COMPARISON OF THE TWO MONTH FISCAL PERIOD ENDED APRIL 30, 1997 WITH THE TWO MONTH FISCAL PERIOD ENDED APRIL 30, 1996 (UNAUDITED)

Revenues

         Revenues for the two month period ended April 30, 1997, decreased by 28.4% to $28,967 as compared to $40,430 for the two month period ended April 30, 1996. Revenues for the period were less than expected because sales efforts by management were interrupted by the public offering, and the efforts by two new sales employees did not begin to show results until after the end of the fiscal period. All revenue was generated by the sale of ad space for the SKYWAY ADS platform. The number of platforms, and the per panel fees, remained relatively constant during these periods.

Loss from Operations

         The loss from operations for the two month period ended April 30, 1997, increased by 145% to ($36,207) as compared to a loss of ($14,762) for the two month period ended April 30, 1996. The increased loss resulted primarily from a decrease in revenues, and secondarily from an increase of $9,982 or 18.1% in operating expenses, from $55,192 for the 1996 period to $65,174 for the 1997 period. The increased operating expenses resulted primarily from the addition of two new salespersons who were hired (one in December, 1996, one in January, 1997) in anticipation of the early completion of this offering.

Other Income and Expense

         Other income (expense) for the two months ended April 30, 1997, increased by $1,531, or 15.6%, to ($11,340) as compared to ($9,809) for the two months ended April 30, 1996. The increased expense resulted primarily from increased interest expense of ($11,340) for the period ended April 30, 1997, as compared to ($9,809) for the period ended April 30, 1996. The interest expense increase resulted from debt of approximately $564,000 as of April 30, 1997, which was incurred in connection with the re-purchase of shares of Common Stock owned by the previous majority shareholders, the settlement of certain accounts payable owed to them, and to fund operations pending a proposed public offering.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's current capital resources have been derived from the private sale of debentures (which were accompanied by warrants for the purchase of Common Stock) and from loans provided by financial institutions. As of February 28, 1997, and April 30, 1997, the Company had approximately $7,651 and zero, respectively, in cash.

         Since inception the Company incurred net losses because of start-up expenses, fixed costs and financing costs. The Company is currently experiencing negative cash flow from operations (see "Statement of Cash Flow") and expects that such situation will continue until its debt is reduced and until a combination of expanded marketing efforts and product enhancements, all of which will be financed from the proposed public offering, lead to positive cash flow. As of April 30, 1997 the approximate break-even point for sales was $33,000 per month less one time expenses and less debt maintenance.

         The Company's future capital requirements relate to two major goals, each of which is reflected in the structure of the proposed public offering. If the minimum offering is sold, the Company will be able to pay off much of its debt, and commence modest additional marketing efforts. The Company expects that as a result of a minimum offering the Company can expand into a few new markets and put in place enough new units such that it would expect to generate cash flow sufficient to meet its on going operations and continue the modest expansion. If the maximum offering is sold, the Company will be able to pay off all of its debt, significantly expand its marketing efforts and significantly expand its range of enhanced product improvements. The Company's management expects that if a minimum offering is sold, proceeds will last a minimum of twelve months, and if a maximum offering is sold, proceeds will last a minimum of twenty-four months.

         The Company does not currently have in place any financing arrangements for working capital needs nor does the Company have any unused sources of liquidity other than its cash reserves and on-going sales. There is no arrangement for the Company's on-going capital equipment purchases.

         The Company does have sufficient unused capacity with its existing ad spaces such that, if more were rented, it could generate revenue sufficient to cover its operating expenses and make minor capital investments. However, management's primary goal is to acquire the capital which will enable the Company to acquire units, both standard and specialized, and place them in new markets, thereby expanding capacity and leading to significantly greater revenues.

         If the Company's proposed public offering is not completed in the near future, it will seek alternate sources of financing, such as a private placement of equity, to provide its capital resources.



                                    DILUTION

         The following discussion assumes that all of the purchase price for each Unit is allocated solely to the one share of Common Stock included therein; that none of the purchase price is allocated to the warrants; and that the 204,999 shares of Preferred Stock, which automatically convert to Common Stock in connection with this offering, have been converted to 204,999 shares of Common Stock as of April 30, 1997. In other words, this discussion assumes that 424,999 shares of Common Stock (220,000 shares already outstanding, and 204,999 shares from the conversion of Preferred Stock) are outstanding prior to this offering.

         The Net Tangible Book Value of the Company at April 30, 1997 was $(667,668), or approximately $(1.57) per share (assuming that there were then 424,999 shares of Common Stock outstanding). "Net Tangible Book Value" represents the tangible assets of the Company (total assets less intangible assets) less all liabilities, excluding contingent liabilities. After giving effect to the sale of a minimum of 650,000 shares, and a maximum of 1,500,000 shares at $1.00 per share and the receipt of net proceeds therefrom, respectively, of $487,125 and $1,228,750, the Adjusted Net Tangible Book Value of the Company at April 30, 1997 would have been $(180,543), or $(.17) per share, assuming sale of the minimum offering; and Net Tangible Book Value of $561,082, or $.29 per share if the maximum offering is sold. This represents an immediate increase in the Net Tangible Book Value of $1.40 per share to current holders of Common Stock and an immediate dilution of $1.17 per share to new investors, if the minimum is sold. If the maximum offering had been sold, there would have been an immediate increase in the Net Tangible Book Value of $1.86 per share to current shareholders, and an immediate dilution of $.71 to new investors. Dilution per share is determined by subtracting net tangible book value per share after the offering from the offering price as illustrated by the following table:

                                                              Minimum     Maximum

Public Offering price per share . . . . . . . . . . . . . . . $  1.00       $ 1.00
Net Tangible Book Value per share
              at April 30, 1997. . . . . . . . . . . . . . . .$ (1.57)      $(1.57)
         Increase attributable to offering. . . . . . . . . . $  1.40       $ 1.86
Net Tangible Book Value
             per share after offering . . . . . . . . . . . . $ ( .17)      $   .29
                                                                 ----          ----
         Dilution to new investors . . . . . . . . . . . . . .$  1.17       $   .71
                                                                 ====          ====


         The following table sets forth, as of April 30, 1997, a comparison of the respective investments of persons who are presently shareholders of the Company, and of persons who purchase Units, on both a minimum and maximum basis, in the public offering.

                                    Total                                                        Percent
                  Amount            Capital          No. of            Percent                   of Total
                  Paid              Invest-          Shares            of Total                  Shares Held
                  Per Share         ment             Held              Capital Invested          After Closing

                                                                       Minimum/Maximum           Minimum/Maximum
CURRENT
INVESTORS
Common (1)
Shareholders       $ .32         $ 70,500          220,000             9.0%/4.3%                 20.5%/11.4%

Preferred(2)
Shareholders         .30           61,500          204,999             7.9%/3.8%                 19.0%/10.7%
                                   ------          -------             ---------                 -----------


Average or
Total (3)            .31          132,000          424,999            16.9%/8.1%                 39.5%/22.1%



PUBLIC
INVESTORS(4)
Upon Completion of
 Minimum
 Offering           1.00          650,000          650,000                83.1%                     60.5%
                                 --------          -------               -----                      -----


         Total                   $782,000        1,074,999                 100%                      100%
                                 ========        =========                 ====                      ====

  Maximum           1.00        1,500,000        1,500,000                91.9%                     77.9%
    Offering                   ----------        ---------                -----                     -----
         Total                 $1,632,000        1,924,999                 100%                      100%
                               ==========        =========                 ====                      ====

(1) Reflects the issuance of 70,000 shares for $10,500 cash and during fiscal year 1996 150,000 shares for services valued at $60,000.

(2) These shares automatically convert to shares of Common Stock in connection with this offering.


(3) Does not include 85,000 restricted Units acquired upon conversion of $85,000 in principal amount of Debentures subsequent to April 30, 1997. If included, "Total Capital Investment" for Current Investors would become $217,000.

(4)      No value is assigned to the Warrants included as part of the Units.

         The foregoing discussion assumes: (i) no exercise of the Warrants included in the Units; (ii) no exercise of the Underwriter's Unit Purchase Option; and (iii) no exercise of currently outstanding options and warrants to purchase Common Stock. The issuance of shares upon the exercise of such options or warrants may result in additional dilution to shareholders. See "Capitalization", "Underwriting" and "Description of Securities - Stock Options and Warrants".



                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of Units offered hereby, after deducting underwriting commissions, the underwriter's non-accountable expense allowance and the estimated offering expenses payable by the Company, are estimated to be $1,228,750, assuming the maximum offering is sold, and $487,125 if the minimum is sold. The Company intends to use the net proceeds from this offering substantially as follows:

                                    If Minimum Sold         If Maximum Sold
                                    ---------------         ---------------



Repayment of Debt                   $258,000 (1)            $ 446,628 (2)


Marketing and
   Sales Promotion (3)                30,000                  411,000

Product Development
  and Introduction (4)                55,000                  240,000

Accumulated dividends to
   preferred shareholders(5)          10,500                   10,500


Working Capital/Reserve              133,625                  120,622
                                     -------                  -------


                  Total             $487,125 (6)           $1,228,750
                                    ========                =========


(1) Includes (a) $123,000, as of April 30, 1997, in principal amount of 10% subordinated debentures (of which $43,000 is held by officers and directors of the Company) which mature on or will be extended to August 30, 1997, and (b) $135,000 in bank loans (all of which has been personally guaranteed by Robert H. Blank, CEO, and four other individuals who are not affiliates, but one of whom was John Tuschner, President of the Underwriter); these include two variable rate bank loans in the aggregate amount of $135,000 ($100,000 and $35,000, each maturing August 13, 1997, each with an interest rate of 2.5% above the reference rate, which, at April 30, 1997, was 9.0%). The proceeds of these debentures and loans were used for "bridge financing" and working capital pending the completion of the Company's public offering. See "FINANCIAL STATEMENTS" and "CERTAIN TRANSACTIONS".


(2) Includes the items mentioned in footnote (1), above, plus $169,119 (as of April 30, 1997) in principal amount of 11% notes (of which approximately one-half has been personally guaranteed by Mr. Blank) to the Lease Brothers which are payable monthly through the year 2003, and $19,509 in Notes due shareholders, as of April 30, 1997. The obligation to the Lease Brothers was incurred in November, 1995, as part of a stock redemption agreement. See "CERTAIN TRANSACTIONS" and "FINANCIAL STATEMENTS".

(3) Includes sales materials, travel, sales and support staff and advertising.

(4) Includes $5,000 for IM 3-D, $40,000 for DiscoverScreen, and $10,000 for Lasertainment, if the minimum is sold, and $115,000 for Lasertainment, $100,000 for DiscoverScreen, and $25,000 for IM 3-D, if the maximum is sold.

(5) This amount is not shown in the Company's financial statements because it does not become due and payable until the Company makes a public offering. See "Description of Securities- Capital Stock" and Note 16 of Notes to Financial Statements.


(6) Subsequent to April 30,1997, the holders of an aggregate of $85,000 in principal amount of Debentures converted them to restricted Units. Of such amount, $65,000 was held either directly or beneficially by officers and directors of the Company. In addition, subsequent to April 30, 1997, the Company sold an additional $69,000 in principal amount of Debentures.


         The amounts set forth above reflect the Company's present proposed application of proceeds. The actual expenditure of proceeds may vary from the amounts indicated above, depending upon factors such as costs for marketing, the extent to which operating revenues are generated, and the extent to which the Company uses its present cash on hand.

         Pending utilization of the proceeds as described above, the funds will be invested temporarily in government securities, certificates of deposit, or other similar financial instruments.



                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of April 30, 1997, and, as adjusted, to reflect the sale of the minimum and maximum number of Units offered hereby.

                                                                             AS ADJUSTED
                                                                             -----------
                                                  OUTSTANDING AS OF     MINIMUM          MAXIMUM
                                                    APRIL 30, 1997      OFFERING         OFFERING
                                                    --------------      --------         --------


Bank debt                                             $   135,000      $     -0-             $ -0-

10% Debentures (1-A)                                      208,000            -0-               -0-

Notes-Shareholders                                         19,509         19,509               -0-

Current Portion long-term debt                             40,256         40,256            13,393

Long-term debt (1)                                         18,576         18,576            18,576

Long-term debt-related party                              142,256        142,256               -0-
                                                      -----------       --------            -------

Total short and long-term debt                            563,597        220,597            31,969
                                                      -----------       --------            -------

Redeemable convertible preferred stock (2):
   Series A; 99,999 shares outstanding                     30,000            -0-                -0-

  Series B; 105,000 shares outstanding                     31,500            -0-                -0-
                                                      -----------       --------            -------

Total redeemable preferred stock                           61,500            -0- (2)            -0- (2)
                                                      -----------       --------            -------

Shareholders' equity (deficit):
     Common stock, 10,000,000 shares authorized and
          220,000 issued and outstanding                    2,200         10,750            19,250
     Additional paid-in capital                            72,329        612,404         1,345,529
     Accumulated equity (deficit)                        (742,197)      (742,197)         (742,197)
                                                      -----------       --------            -------

    Total shareholder equity (deficit)                   (667,668)      (119,043)          622,582(4)

Total Capitalization                                  $   (42,571)   $   101,554       $   654,551
                                                      ===========       ========           =======

Number of Shares of Common
  Stock Outstanding                                       220,000      1,074,999         1,924,999
                                                      ===========      =========         =========





1-A Subsequent to April 30, 1997, $85,000 in principal amount of Debentures were converted by the holders into 85,000 restricted Units.


(1) Does not include real estate lease obligations for SKYWAY ADS platforms nor office space.


(2) 265,000 shares of Preferred Stock, stated value $.30 each, are authorized; and automatically convert into an equivalent number of shares of Common Stock in connection with this offering, shown under "as adjusted".

(3) Reflects application of estimated net proceeds of $487,125 resulting from sale of minimum number of Units.

(4) Reflects application of estimated net proceeds of $1,228,750 resulting from sale of maximum number of Units.

(5) Does not include the possible exercise of outstanding warrants for the purchase of up to 169,959 shares, nor the possible conversion of convertible notes into 442,143 shares (based on April 30, 1997 note balances), nor the possible exercise of any warrants included as part of the Units offered hereby, nor the Underwriter's Unit Purchase Option. Also, does not include 85,000 restricted Units issued subsequent to April 30, 1997 (see note 1-A, above). If the shares, which are part of such Units, were included in this table, the number of shares outstanding would be 1,159,999 in a minimum offering and 2,009,999 in a maximum offering.




                                    BUSINESS

IN GENERAL
         Illuminated Media Inc. (the "Company" or "IMI") is an advertising media company that has developed and is selling a new form of "out-of-home" advertising called "SKYWAY ADS". The Company's business involves the acquisition of leased spaces accessible to large numbers of pedestrians, the installation and maintenance of advertising platforms, and the marketing and sale of advertising used on those platforms. The Company generates revenues through the sale of advertising. Photos of the platforms are contained on the inside front and rear covers of this Prospectus.

         The Company was incorporated in the State of Minnesota on March 9, 1993.

         The most typical form of "out-of-home" advertising is billboards, large displays intended to attract the attention and influence the spending decisions of passing motorists. SKYWAY ADS are intended to attract the attention and to influence the spending decisions of individuals passing on foot. Each SKYWAY ADS "platform" consists of three back-lit panels which hold transparent advertising messages. SKYWAY ADS are placed in skyway corridors and shopping centers, and can also be placed in parking ramps, bus and train stations, airports, and wherever there is a high volume of pedestrian traffic. SKYWAY ADS are presently used at locations throughout the central business/shopping districts of Minneapolis and St. Paul, Minnesota and at the Mall of America in suburban Bloomington, Minnesota.

BACKGROUND:

         Advertising is often broken down into three categories: broadcast, print and "out-of- home". The first two categories include television, radio, newspapers, magazines, direct mail, telemarketing, and new forms such as ads on the Internet. Examples of out-of-home advertising are billboards along public highways, transit and airport posters, and storefront signs. SKYWAY ADS are a form of out-of-home advertising directed toward individual consumers in metropolitan areas who are moving about on foot.

         Many metropolitan areas now have buildings connected by "skyways", and tunnels or concourses. The use of these skyways and other connections has, in many cities, created a new form and pattern of pedestrian traffic that does not use city streets or sidewalks. The Company calls these types of metropolitan areas, "Networked Cities."

         Before the advent of skyways, or similar connections, pedestrian traffic in cities took place along city sidewalks, or, in the case of suburban areas, in large enclosed malls. In the downtown areas of American cities that are inter-connected by skyways or underground concourses, most pedestrian traffic moves through those skyways or concourses. This allows pedestrians, whether shoppers, workers, visitors, or residents, to walk around a central business district, from building to building, without going outside, and without using city streets or sidewalks.

         In addition to the convenience for individuals traveling in downtown areas by foot, the development of downtown areas connected by skyways or concourses has brought advantages to building owners and business interests in the area as well. The development of connected downtowns was, in fact, a competitive response to suburban shopping malls, by offering a similar free flow of pedestrian traffic, unimpeded by vehicle traffic and by affording protection from inclement weather. Although no one portion of a downtown area typically has as large an open space as that in a typical suburban mall, collectively there are usually as many shops and stores "indoors" within the connected area as in any one suburban mall. The Company is of the view that the 52 blocks which are connected by skyway in downtown Minneapolis make it the largest "shopping mall" in the world. "Networked Cities" such as Minneapolis create a market for a new type of advertising which the Company is trying to deliver with its SKYWAY ADS platforms.

         Although individual stores and buildings have long used different advertising media to reach pedestrians, skyways and tunnels create a new category of wall space that is not within individual stores. This new category, which consists of walls along corridors and around public areas, is typically controlled by the building owner. This new category has, in the Company's view, created a new market for a different kind of advertising media.

         Although the Company's SKYWAY ADS platforms were originally designed for skyways and downtown corridors, the Company has placed some of its platforms in the Mall of America (the largest enclosed mall in the United States). The Company intends to continue the exploration of shopping and suburban malls as a second major type of market for its platforms.

         The Company acquires, from building owners, in the areas where it operates, the right to use wall space for the purpose of installing platforms. Space is typically acquired under the terms of a 2 to 3 year lease and involves the payment to the building owner of a percentage of the revenues received, often with a minimum rental.

         After the lease is obtained, the Company installs one or more of its platforms. This requires making the necessary electrical connections and hanging the platform. After installation, the Company arranges for regular maintenance, inspection, and cleaning of the platform.

         After platforms are in place, the Company attempts to sell advertising for its platforms. It uses its own sales persons, and attempts to sell both to advertisers directly and to agencies.

THE SKYWAY ADS PLATFORM AND RELATED PRODUCTS

         Each SKYWAY ADS advertising platform has three 24 inch by 36 inch panels. It has a slim profile, extending no more than four inches from the wall. It has interior lighting, known in the advertising industry as "backlit". Platforms fit on the walls of skyway corridors, shopping malls (entrances and interiors), building lobbies, and transit/transportation facilities. The basic SKYWAY ADS platform holds three transparency ads in a sectored format, although a non- sectored format is also available.

         The Company has announced the availability of two new modifications for its SKYWAY ADS platform. One is a touchscreen interactive display called DISCOVERSCREEN . The other is a thin film three-dimensional process called IM3-D. Both of these devices are designed to fit within the standard SKYWAY ADS platform.

         DiscoverScreen

         The DISCOVERSCREEN is based on recently developed technology already used in other products. Earlier technology could not, however, be placed within a four inch deep compartment, and could only be used in places, such as kiosks, that had more than four inches of depth. The DISCOVERSCREEN allows passing pedestrians to push any one of several on-screen buttons which cause various types of information to appear on a screen. Then, depending on the interests and preferences of the user, additional information can be obtained, either on the screen, or in a printed format. Until recently, this technology, allowing use of the DISCOVERSCREEN within the confines of the Company's four inch SKYWAY ADS platform, was not available.

         The Company has engineering drawings of DISCOVERSCREEN, and has ordered the production of a prototype. The Company will, depending on the number of Units sold in this offering, purchase a number of DISCOVERSCREEN units with some of the proceeds of this offering.
See "Use of Proceeds."

         The components of DISCOVERSCREEN are "off-the-shelf", standard computer parts that the Company can buy from any of several computer retailers or distributors, and the software that runs the product will be designed by software engineers to the Company's specifications. The Company estimates that the costs to produce the first two prototypes will be approximately $40,000. Thereafter, additional production of DISCOVERSCREENS should cost in the range of $3,000 to $5,000 each, and the number of Units purchased will depend on market acceptance. The Company does not and will not own the DISCOVERSCREEN technology (and, therefore, will not be able to prevent others from using the technology in same or similar products), but it will own whatever DISCOVERSCREEN units it buys.

         The Company expects that DISCOVERSCREEN will appeal to passing individuals, and also allows the Company to sell an additional form of advertising space.

         IM3-D

         The IM3-D product is a thin film transparency, which presents a three-dimensional image to passing individuals. IM3-D costs substantially more to produce than standard transparencies used in SKYWAY ADS platforms, about $4,000 or more for the first image, as compared to $100 for a standard image. The greater cost and the lack of any installed IM3-D product have presented a barrier to the Company's sales to advertisers to date. The Company has prototypes of the IM3- D product which it shows to advertisers, but it has not yet installed any. The IM3-D product will fit in the standard SKYWAY ADS platform. The Company intends, in an effort to dislodge the afore-mentioned barrier to sales, to use some of the proceeds (about $5,000 in a minimum offering, and up to $25,000 in a maximum offering) from the offering to produce one or two ads in cooperation with a paying client, so that the advantages of such IM3-D ads are seen by advertisers and consumers alike. The Company has a production agreement with a local company owned by Steven Unverzagt, a director of the Company, to help advertisers create IM3-D images. Under such Agreement (which provides for cross referrals by the parties of any future customer generated by either of them) Mr. Unverzagt will help arrange for the creation and production of the three dimensional image for the advertisers, including the appropriate process. Such agreement, which by its terms, expired on June 30, 1997, is expected to be renewed. It provides for the payment of a 5% commission to Mr. Unverzagt's company for images developed by it.

MARKETS

         As of April 30, 1997, there were 54 SKYWAY ADS platforms in place in the Minneapolis- St. Paul, Minnesota metropolitan area, 26 in the downtown skyway system of Minneapolis, 8 in St. Paul, and 20 at the Mall of America in Bloomington, Minnesota.

         Contracts have been signed, or are in the final stages of negotiation, for several platforms to be placed in the Calhoun Square specialty shopping mall in Minneapolis, and in the Des Moines Building in Des Moines, Iowa. The Company has investigated the possible use of SKYWAY ADS in, among other cities, Dallas, Houston, Cincinnati, Sioux City, Iowa and Winnipeg.

         A table in an article in the September 30, 1996, edition of ADVERTISING AGE magazine, which is the industry's primary trade publication, showed that "out-of-home" advertising is the smallest media sector when compared to broadcast and print, but that it was, from 1994 to 1995, the second fastest growing sector in the advertising business. The table showed that 1995 expenditures by all advertisers amounted to $160.9 billion, of which the "out-of-home" category amounted to $1.11 billion, or 0.7% of the total, which was an increase from 0.6% in 1994.

         The Company currently markets and sells its advertising primarily to businesses located in the Minneapolis-St. Paul area. Management believes that its ability to sell advertising space to national advertisers will be enhanced if the Company expands its advertising space holdings into several other markets.

TARGET MARKET SECTORS

         The Company's three major target market sectors are Networked Cities, suburban shopping malls and office buildings, and Business Improvement Districts.

         "Networked Cities"

         Networked Cities have developed or are developing their downtown areas on the Minneapolis model; that is, the core blocks of retail, commercial and office development are connected by a series of skyways and/or concourses (tunnels). Among the "Networked Cities" that the Company has identified so far are: Minneapolis/St. Paul; Duluth and Rochester, Minnesota; Des Moines and Sioux City, Iowa; Dallas and Houston, Texas; Rochester, New York; Atlanta, Georgia; Charlotte, North Carolina; Cincinnati, Ohio; and the Canadian cities of Calgary, Edmonton, Montreal, Toronto and Winnipeg. There can be no assurance that the Company will be successful in placing SKYWAY ADS platforms in these cities or in selling SKYWAY ADS advertising.

         Suburban Shopping Malls and Office Buildings


         The Company has installed 20 SKYWAY ADS platforms at the entrances to the Mall of America in Bloomington, Minnesota. It has an arrangement (for which there is no specific term, and which will not involve any compensation to either party, except to the extent that the parties might someday enter into a standard lease agreement) with Simon Property Group, the manager of the Mall of America, pursuant to which the Company has been invited to install SKYWAY ADS platforms, on a trial basis in three more properties managed by the same company: THE PAVILION, in San Jose, California; NEWPORT CENTRE, in Jersey City, New Jersey; and MILLER HILL MALL, in Duluth, Minnesota. Each of these is a smaller sized suburban mall, but it represents a possible expansion into this market category. The same management company owns and/or manages several other suburban mall properties around North America.


         The Company will explore expansion into shopping malls and other retail properties owned and/or managed by other property managers as well. The Company has also identified suburban office building lobbies as having appropriate characteristics for SKYWAY ADS units with DISCOVERSCREEN.

         Business Improvement Districts

         The Company has received substantial interest in the DISCOVERSCREEN product from a diverse group of smaller cities and Business Improvement Districts ("BIDs) in larger cities. BIDs have been established in recent years to develop sections of many larger cities through tax incentives and other inducements. Examples of BIDs that have expressed interest include New York City (34th Street BID, Grand Central BID and Times Square BID); Los Angeles (Fashion District BID); and Santa Monica Business District, California. Upon competion of this offering, the Company will seek to implement its marketing efforts aimed at converting such expression of interest into sales.

         Although the expressions of interest are encouraging, there can be no assurance that they will result in signed lease agreements with building owners and managers, or even if they do, that sales of advertising using the DiscoverScreen medium will result.

         The Company also intends to take SKYWAY ADS and DISCOVERSCREEN into suburban office buildings and similar properties.

SELLING AD SPACE

         The Company currently sells ad space to local and national accounts through its full-time staff of five, as of April 30, 1997. A Manager of Direct Marketing directs the telemarketing effort, which establishes meetings with ad agencies and potential advertisers. The Company uses walking tours of skyway or Mall of America locations, and/or videotape production of such locations as some of its sales tools.

         The Company expects to add a Director of Sales, who will develop and supervise a small staff of sales representatives and a Director of Properties and Operations, who will locate new markets and properties for the Company and oversee the administration of all markets and properties in which the Company has a presence.

PROSPECTIVE JOINT MARKETING VENTURES


         The Company has reached written agreement, with a term expiring in July, 1998, for a joint sales program with the publishers of Skyway News, a weekly newspaper distributed free to workers, shoppers and others who utilize the skyway systems in downtown Minneapolis and St. Paul. Under the proposed agreement, sales personnel from Skyway News will attempt to sell ad space for DISCOVERSCREEN panels to current local and national accounts of Skyway News in the Minneapolis-St. Paul area. The Company and Skyway News will share any revenues generated, on the basis of 40% to the Company and 60% to Skyway News in the first year, and 60% to the Company and 40% to Skyway News after one year.

         The Company has reached written agreement with a term expiring in January 1998, for a joint marketing agreement with Lasertainment, Inc., of Roseville, Minnesota to market its laser imaging services to the advertising community. Lasertainment is a production company specializing in industrial shows and special events, both indoor (closing time shows at shopping malls and/or at certain skyway locations) and outdoor (walls of buildings in downtown locations). The Company will try to market the Lasertainment services to several advertisers at the same location, as an adjunct to its existing out of home, indoor SKYWAY ADS platform. Revenues will be shared on a basis that varies with the complexity and term of the project, and will need to be worked out in greater detail if and when projects develop.


PLANS FOR EXPANSION

         If only the minimum offering is sold, the Company's ability to expand will be limited. However, if an amount closer to the maximum is sold, the Company intends to use a significant amount of the net proceeds to expand its products and services into all identified markets and to expend the proportionate amount shown from the "Marketing and Sales Promotion" category of the "Use of Proceeds" section: Networked Cities (one-half), Suburban Shopping Malls and office buildings (one-fourth), and BIDs (one-fourth). See "USE OF PROCEEDS".


         Subject to selling an amount of Units in this offering closer to the maximum, within the following two years, the Company plans to expand into another ten Networked Cities in North America and to substantially expand its presence into numerous BIDs and suburban office centers and shopping malls. Any such expansion would be funded from the proceeds of an offering closer to the maximum and from the expected increase in cash flow from operations that result from the expanded marketing efforts and product enhancements attributable to a maximum offering.


         The Company plans, whether a minimum or maximum offering results, to place SKYWAY ADS units with interactive DISCOVERSCREEN in additional suburban shopping malls within the first year after the completion of this offering.

COMPETITION

         The Company is offering advertisers what it considers a relatively new and effective medium for advertising directed at a relatively well defined group of potential buyers. Even so, the Company competes for advertising dollars with all other forms of advertising. This means that the Company is vulnerable to two major competitive threats: either advertisers could decide to direct more of their advertising dollars to other media, or strong competitors could enter the Company's existing marketplace or its potential markets before the Company does.

         The advertising industry is categorized into broadcast, print and "out-of-home" media. The first two include television, magazines, newspapers, radio, telemarketing and Internet, all of which compete in some sense, with the Company for a limited number of advertising dollars. Out- of-home includes billboards and other signage, roadside and rooftop billboards and other advertising signage, each of which also competes with the Company.

         There are no barriers to entry into the Company's marketplace by strong competitors, who can be expected to have much larger capital and larger sales organizations, so that they can obtain leased space more readily, and once obtained, can sell more readily to national and regional advertisers.

INTELLECTUAL PROPERTY PROTECTION

         The Company has no patented products. The Company believes that its use of the technology described in the DISCOVERSCREEN, IM3-D and LASERTAINMENT do not infringe upon patents or rights held by others, but the Company cannot give any assurances that such infringements do not exist. The Company intends to apply for trademark protection for the names Illuminated Media Inc., DISCOVERSCREEN, IM3-D, and SKYWAY ADS.

         Even if granted, trademark protection can be limited because infringement is still possible and, if detected, enforcement action, at the Company's expense, would be needed.

REGULATION

         Generally, display advertising such as that engaged in by the Company is not subject to regulation. However, some municipalities require, or may require, local licensing, or pre- installation approval. The Company expects to be able to comply with substantially all of such regulation in a cost-effective manner.

LEGAL PROCEEDINGS

         The Company is not presently a party to any material pending legal proceedings.

EMPLOYEES

         As of April 30, 1997, the Company had five full-time employees.

PROPERTY

         The Company leases, for $500 per month, approximately 1,500 square feet of office in downtown Minneapolis that it considers adequate for its current needs.

         The Company owns all of the SKYWAY ADS platforms which it uses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to each of the Directors and Executive Officers of the Company:

         NAME                     AGE                         POSITION(S) HELD
         ----                     ---               -------------------------------------
         Robert H. Blank           55                Chief Executive Officer, Director
         Richard D. Kothe          44                President, Chief Financial Officer, Director
         Kenneth A. Olsen          35                Director
         Gail Emerson              48                Director
         Mark Verplaetse           44                Director
         Mark T. Hepburn           34                Director
         Steven Unverzagt          43                Director



         ROBERT H. BLANK has been a director and officer of the Company since it was founded in 1993. In November, 1995 he became Chairman of the Board of Directors and Chief Executive Officer. Prior to 1993, Mr. Blank served, for three years, as Chief Financial Officer of the Coborn Trust in St. Cloud, Minnesota. Prior to that, Mr. Blank spent over 12 years in the securities industry, ten years as a registered representative with various broker dealer firms and two years with the Minnesota Department of Commerce.

         RICHARD D. KOTHE has been an officer and director of the Company since January, 1996. Prior to joining the Company, Mr. Kothe served as the President of the Kemps Marigold Credit Union of Minneapolis from 1993 to 1995. From 1991 to 1993 he was the President of his own firm, CU-Tech, which provided strategic and technology consulting services to small and medium size financial institutions with emphasis on credit unions. In the previous 10 years, Mr. Kothe worked in the marketing of technology services for companies including Anacomp and First Financial Management Corp. as well as three years with Citicorp/Citibank. Mr. Kothe has worked for or provided marketing and consulting services to financial institutions since 1975.

         KENNETH A. OLSEN is the Vice President of Business Development of Dahl Consulting, Inc., a computer consulting firm. Previously he was the Director of Sales and Marketing for Staff-Plus, Inc., Minneapolis, Minnesota. He was appointed to the Board of Directors of Illuminated Media Inc. in December, 1995. Mr. Olsen received a B.A. degree in Education from the University of Minnesota-Duluth in 1985, and began his career in sales with Herman's World of Sporting Goods in St. Paul. Mr. Olsen remained in the sporting goods business until 1989, becoming District Sales Manager for Team Choice Sporting Goods Stores for the Minnesota-Wisconsin district. In 1989, Mr. Olsen joined Central Parking Systems in Denver, Colorado as a commercial property manager. In 1992, he returned to Minnesota and joined Staff-Plus. Mr. Olsen is active in the Minneapolis Downtown Council and chairs two Downtown Skyway events.

         GAIL EMERSON is President of Emerson Enterprises, Inc., a globally-focused marketing consulting firm she founded in 1988. She has a B.A. and M.S. from the University of Wisconsin- Madison. Her 20-year carer includes 3M, Carmichael-Lynch Advertising, and, most recently, her own business. She has successfully directed new product launches, new company start-ups, strategic market research projects, award-winning advertising campaigns, and innovative global expansion programs. Ms. Emerson's areas of expertise include marketing research, strategic marketing planning, and marketing communications. She mentors local micro-enterprise entrepreneurs and is a volunteer team leader for Global Volunteers, an international volunteer service organization.

         MARK VERPLAETSE has spent the last 18 years working in the computer technology arena. He has been employed by a division of Apertus Technologies in Minneapolis, MN since 1994. The division, which was acquired by Candle Corporation in spring, 1997, provides service to Fortune 500 companies to develop and integrate their MIS networks. From 1992 to 1994 Mr. Verplaetse was an independent consultant working with Fortune 1000 companies in project development for computer technologies. He also worked for Data Trend of Mpls, MN from 1990 to 1992 as a Project Manager for MIS Development. Prior to that he spent 14 years, beginning in 1976 with Deluxe Corp., working in management of the MIS department.

         MARK T. HEPBURN has been in various sales and executive positions with General Electric Company since 1985, and is currently Branch Manager of GE Supply for the Oklahoma City and Tulsa districts, and is responsible for all aspects of a $15 million wholesale distribution operation. Mr. Hepburn holds a Bachelor of Engineering degree from the University of Minnesota's Institute of Technology, and is a graduate of several GE programs, including the Experienced Manager Course, Advanced Financial Management Seminar, and Modern Marketing Program, among others. Mr. Hepburn is the oldest of two sons of Robert H. Blank, Chairman and CEO of the Company.

         STEVEN UNVERZAGT is currently Advertising Manager, Art Instruction Schools, Minneapolis and is also the owner of Sun Consulting, Inc., which holds certain marketing rights for 3-D technology currently being marketed by the Company. Mr. Unverzagt has been Advertising and Promotions Manager for Rollerblade, Inc., and an account manager for Colle & McVoy Advertising, Inc., of Minneapolis, and Grey Advertising, Inc.'s Minneapolis office. Mr. Unverzagt received his Bachelor of Arts Degree from Augustana College, Sioux Falls, South Dakota, and took graduate studies at the University of Minnesota Medical School (Bio-Medical Research), and at South Dakota State University, Brookings, South Dakota.

         All directors of the Company hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their death, resignation, or removal from office. The officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified or until death, resignation, or removal from office. There are no family relationships among any of the directors and officers except that Mark Hepburn is the son of Robert H. Blank.

EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by the Company, for the fiscal year ended February 28, 1997, to each of the Company's executive officers:


                                                                OTHER ANNUAL        TOTAL
NAME OF INDIVIDUAL/POSITION                CASH COMPENSATION    COMPENSATION        COMPENSATION
----------------------------               -----------------    -------------       ------------
Robert H. Blank/Chief Executive Officer          $46,800           $-0-               $46,800



EMPLOYMENT AGREEMENTS

         The Company has no employment agreements with its two officers. However, it has adopted a form of employment agreement which provides for matters such as compensation, term, termination, and non-competition, which the Company expects to execute upon the completion of this offering. The Company's Board of Directors has authorized salaries for Mr. Blank of $75,000 and for Mr. Kothe of $63,750 for fiscal year 1998, once the agreements are executed.

STOCK OPTION PLAN

         The Board of Directors has adopted a Stock Option Plan as a tool to attract and retain key employees. As of the date of this Prospectus, no options have been granted under such plan.

COMPENSATION OF DIRECTORS

         Non-employee directors were not paid any fees or remuneration for services as members of the Board of Directors during fiscal year 1997.

LIMITATION OF DIRECTOR'S LIABILITY

         The Company has included provisions in its Articles of Incorporation and Bylaws to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the improper payment of dividends or redemption of stock or for any transaction from which the director derived an improper personal benefit) and
(ii) indemnify its directors and officers to the fullest extent permitted by Minnesota law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         The Company was formed in March, 1993 by Michael Lease and Mark Lease (the "Lease Brothers") and by Robert H. Blank, each of whom may be considered a founder of the Company. The Company issued an aggregate of 490,000 shares to such persons in consideration of services, valued at $4,900, rendered by them to the Company.

         Later in March, 1993, the Company acquired by assignment the rights of the Lease Brothers to an Asset Purchase Agreement, whereby the Lease Brothers had agreed to acquire the assets of Le Cole Indoor, a division of Le Cole, Inc. The price for such assets was $29,330. Concurrently, the Company entered into a Management Agreement with Lease Companies, a general partnership of the Lease Brothers, pursuant to which an aggregate of $93,300 in management fees were accrued through November, 1995, at which time the Stock Redemption Agreement, described below was executed. Such Management Agreement was terminated in November, 1995.


         In November, 1995 the Company executed and closed a Stock Redemption Agreement with the Lease Brothers, its two former major shareholders (who were also, at that time, officers and directors of the Company), and with an affiliated entity owned by them. Under such Agreement, the Company acquired for $.40 per share, or an aggregate of $176,000, all 440,000 shares owned by the Lease Brothers. In addition, the Company agreed to repay $109,300 in loans and advances made by the Lease Brothers. The Company made an initial payment of $100,000, and issued three 11% Promissory Notes for the balance of $185,300. All of such notes have a term of seven years and three months, maturing on March 1, 2003, are payable monthly, and are convertible at the option of the Lease Brothers (the "Lease Option"), with respect to any principal amount then outstanding, into shares of Common Stock of the Company at the rate of $.40 per share. (At April 30, 1997, the principal amount of such notes, which declines monthly, could have been converted into 422,798 shares of Common Stock.) The Company is unable to determine when, if ever, the Lease Option will be exercised, and, in particular does not know if it will be exercised upon successful completion of this offering. One of such notes, in favor of the affiliated entity, in the original amount of $93,300, was secured by the assets of the Company and personally guaranteed by Robert H. Blank, the Company's CEO. The Company will prepay part of the Notes to the Lease Brothers, including the Note to the affiliated entity, out of the proceeds of this offering, if greater than the minimum number of Units offered is sold. The Company does not have any knowledge as to the possible intent of the Lease Brothers to convert their notes. However, as the result of a determination by the Minnesota Department of Commerce in July, 1997, affecting them only, the Lease Brothers waived the Lease Option with respect to 90% of the outstanding notes, and agreed that, as to the balance, the conversion price would be $.51 per share, thereby reducing to 33,161 the number of shares that could be acquired by them upon any conversion of such notes. See "USE OF PROCEEDS."


         In November, 1995, in connection with the payment of $100,000 as part of the closing of the Stock Redemption Agreement, the Company borrowed $150,000 from Norm Winer pursuant to the terms of a 10% Promissory Note, secured by all the assets of the Company and personally guaranteed by Robert H. Blank, the Company's present CEO. As part of that transaction the Company issued warrants for 50,000 shares at $.50 per share to such individual, and subsequently issued an additional warrant for 5,000 shares to such individual as part of an agreement to extend the maturity date of such loan.

         In February, 1996, the Board of Directors authorized the issuance of 150,000 shares of Common Stock, valued at $.40 per share, or $60,000, to Robert
H. Blank, Chief Executive Officer, as partial consideration for services previously rendered by him.


         In May, 1996, the Company obtained bank loans in the aggregate amount of $135,000, personally guaranteed by Robert H. Blank, CEO and four other individuals (none of whom was an affiliate of the Company, but one of whom was John M. Tuschner, President of the Underwriter, who guaranteed $25,000 in principal amount), the proceeds of which were used, in part, to repay the $150,000 10% Promissory Note of November, 1995, mentioned above. The Company issued warrants for an aggregate of 45,000 shares to the four individuals, as part of this transaction (although Mr. Tuschner subsequently waived his right to his 8,333 warrants). The Company will use part of the proceeds of this offering to repay this debt.


         During the period May, 1996 through January, 1997, the Company issued and sold an aggregate of $135,000 in principal amount of 10% Subordinated Debentures, and as part of such transaction, issued warrants for an aggregate of 45,667 shares. Two of the four purchasers were Mark Verplaetse and Mark T. Hepburn, directors of the Company and the other two were individual investors. The terms of the purchase arrangements for all purchasers were the same as for non- affliated purchasers.

         In late January and February, 1997, the Company issued and sold an aggregate of $48,000 in principal amount of 10% Subordinated Debentures to three accredited investors, namely, Norm Winer, Richard D. Kothe, an officer/director and the spouse of Robert H. Blank, an officer/director, and as part of such transaction issued warrants for an aggregate of 15,960 shares. The terms of their purchase arrangements were the same as for non-affliated purchasers.

         In March and April, 1997 the Company issued and sold an aggregate of $25,000 in principal amount of 10% Subordinated Debentures to two accredited investors, namely, the spouse of Robert H. Blank, an officer/director and Donald Wimmer (who is also the uncle of Richard D. Kothe an officer/director). As a part of such transaction, the Company issued warrants for an aggregate of 8,332 shares. The terms of the purchase arrangements for all purchasers were the same as for non-affiliated purchasers.


         Subsequent to April 30, 1997 the Company issued and sold an aggregate of $69,000 in principal amount of Subordinated Debentures, at varying interest rates, to four accredited investors, three of whom were affiliates, namely, Norm Winer, Richard D. Kothe, an officer/director and the spouse of Robert H. Blank, an officer/director, and as part of such transaction issued warrants to such four investors for an aggregate of 21,002 shares. The terms of the purchase arrangements for all purchasers were the same as for non-affiliated purchasers.


         The Company's management believes that the terms of the afore-mentioned transactions were no less favorable to the Company than those generally available from unaffiliated third parties. The Company has not engaged in any material transactions with its promoters other than those mentioned above.


         The Company has agreed with the Minnesota Department of Commerce that so long as the Company's securities are registered in such state, or one year from the date of this prospectus, whichever is longer, the Company will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1997, and as adjusted to give effect to this offering by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons has sole voting and investment authority with respect to the shares of Common Stock set forth opposite their respective names.






                                                                      PERCENT OF CLASS (1)
                                                                      --------------------
                                    NUMBER OF SHARES                         AFTER        AFTER
NAME AND ADDRESS OF                 BENEFICIALLY OWNED           BEFORE    MINIMUM        MAXIMUM
BENEFICIAL OWNER                    AS OF APRIL 30, 1997         OFFERING  OFFERING (2)   OFFERING(3)
----------------                    --------------------         --------  --------       --------

Robert H. Blank                                  221,632 (4)      50.8%     20.4%         11.4%
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Richard Kothe                                      2,666 (5)(6)     .1        *             *
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Kenneth A. Olsen                                     -0-             --       --            --
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Gail Emerson                                         -0-             --       --            --
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Mark Verplaetse                                   16,667 (5)       3.8       1.5            .9
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Mark T. Hepburn                                    5,000 (5)       1.2        .5            .3
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Steven Unverzagt                                     -0-             --       --            --
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Norm Winer                                        68,660 (5)      13.9       6.0            3.4
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Sona T. Plummer                                   46,345 (7)       9.8       4.2            2.3
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Rick Johnson                                     204,999 (8)      48.2      21.0           10.6
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Lease Brothers                                   422,798 (9)      49.8      28.2           18.0
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

                                        * less than .1%

All executive officers and directors
 as a group (7 persons) (10)                     245,965          53.4%     22.1%          12.5%



(1) This calculation is based on 220,000 shares of Common Stock and 204,999 shares of Convertible Preferred Stock (which have the same voting rights as Common Stock and which are automatically convertible into Common Stock as part of this offering), or an aggregate of 424,999 shares outstanding with voting power as of April 30, 1997.

(2) Includes only the 650,000 shares and not the 650,000 warrants which are part of the Units.

(3) Includes only the 1,500,000 shares and not the 1,500,000 warrants which are part of the Units.


(4) Includes 21,632 shares (10,000 shares directly, and 11,632 shares pursuant to a warrant) owned by Mr. Blank's spouse. Mr. Blank disclaims any beneficial interest in such 21,632 shares. Subsequent to April 30, 1997, Mr. Blank, or his spouse, acquired a beneficial interest in an additional 10,667 shares subject to warrant.


(5) All of such shares are held only in the form of warrants for the purchase of shares of Common Stock.


(6) Subsequent to April 30, 1997, Mr. Kothe acquired a beneficial interest in an additional 2,334 shares subject to warrant.

(7) Of such shares, 10,000 shares of Common Stock are held directly and the remaining shares are held indirectly in the form of warrants for the purchase of 17,000 shares of Common Stock and notes convertible into 19,345 shares of Common Stock.

(8) Consists of Preferred Stock only. Some of such shares are held in the name of Mr. Johnson's children.

(9) Consists only of convertible promissory notes which can, as of April 30, 1997, be converted into the number of shares of Common Stock shown. Subsequently, the number of shares that could be acquired upon conversion of such notes was reduced to 33,161, which would cause the percentage calculations to be reduced to 7.2%, 3.0% and 1.7%, respectively. See "CERTAIN TRANSACTIONS".

(10) This table does not take account of the possible exercise of warrants outstanding as of April 30, 1997, for the purchase of 169,959 shares, (see "CERTAIN TRANSACTIONS") nor the possible exercise of any warrants sold as part of this offering nor the possible exercise of any part of the Underwriter's Unit Purchase Option that is issuable upon completion of this offering, but does include all shares owned beneficially by the officers and directors shown (including 35,966 shares subject to warrants as of April 30, 1997).



                            DESCRIPTION OF SECURITIES
UNITS


         Each unit offered hereby consists of one share of Common Stock and one redeemable Warrant. Warrants are exercisable commencing one year after the date of this Prospectus but are immediately transferable separate from the Common Stock. Each Warrant entitles the holder to purchase, at any time until redemption or until five years following the Effective Date (the date of this Prospectus), two shares of Common Stock at an exercise price of $2.75 per share, subject to adjustment.


         The Company is not presently aware of any arrangements which may result in a change in its control, except to the extent that the successful completion of the offering described in this Prospectus would place more than 50% of outstanding voting shares in the hands of public investors.

CAPITAL STOCK

         The Company's authorized capital stock consists of 10,000,000 undesignated shares, $.01 par value. After the closing of this offering, there will be, prior to the automatic conversion of Preferred Stock, issued and outstanding 870,000 shares of Common Stock, in case of the sale of the minimum offering; and 1,720,000 shares of Common Stock in case of the sale of the maximum offering. After automatic conversion of Preferred Stock in connection with this offering, there will be 1,074,999 and 1,924,999 shares outstanding, respectively, in the event of a minimum or maximum offering.

         In addition, the Company has issued and outstanding 99,999 shares of Class A Convertible Preferred Stock, par value $.01, stated value $.30; and 105,000 shares of Class B Convertible Preferred Stock, par value $.01, stated value $.30. All outstanding shares of Preferred Stock will automatically be converted into shares of Common Stock in connection with this offering.

         As of the date hereof, there were three record holders of Common Stock and four record holders (but only one beneficial holder) of Preferred Stock.

COMMON STOCK

         There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefore, and to share ratably in the assets of the Company available upon liquidation.

         Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. The Class A and Class B Convertible Preferred Stock have the same voting rights as the Common Stock. Collectively these three classes of stock are referred to as the "voting stock". Accordingly, the holders of more than fifty percent of all of the outstanding shares of voting stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of the voting stock. Other matters to be voted upon by the holders of voting stock normally require the affirmative vote of a majority of the shares present at the particular shareholder's meeting. The Company's directors and officers as a group beneficially own 53.4% of the outstanding voting stock of the Company. Upon completion of this offering, assuming the minimum and maximum number of shares offered is sold, respectively, such persons will beneficially own either 22.1% or 12.5% of the outstanding shares.

         The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock or one or more additional series of Preferred Stock. The Board of Directors has no present plans to establish any such additional class or series.

REDEEMABLE WARRANTS

         The redeemable warrants included as part of the Units will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is part.


         The shares of Common Stock and the redeemable warrants offered as part of the Units are immediately detachable and separately transferable. One redeemable warrant entitles the holder ("warrant holder"), commencing one year after the date of this Prospectus, to purchase two shares of Common Stock until five years after the Effective Date, subject to earlier redemption, provided that at such time a current Registration Statement relating to the shares of Common Stock issuable upon exercise of the warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each redeemable warrant will be exercisable at a price equal to $2.75 per share, subject to adjustment in certain events.

         The redeemable warrants are subject to redemption by the Company, commencing fourteen months after the date of this Prospectus, on not less than 30 days written notice, at a price of $.01 per warrant at any time following a period of 20 consecutive trading days where the per share closing price of the Common Stock exceeds $3.25 (subject to adjustment). For these purposes, the closing price of the Common Stock, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of the redeemable warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per warrant unless the redeemable warrants are exercised before they are redeemed.


         The warrant holders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose. The redeemable warrants are in registered form and may be presented for transfer, exchange, or exercise at the office of the Warrant Agent. There is currently no established market for the redeemable warrants and there is no assurance that any such market will develop.

         The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the redeemable warrants, to protect warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

         The redeemable warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of redeemable warrants being exercised.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, assuming sale of the maximum number of shares offered, and assuming the automatic conversion of 204,999 shares of Convertible Preferred Stock into an equivalent number of shares of Common Stock, there will be 1,924,999 shares of Common Stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company (as defined in the Act).

         All the currently outstanding shares of Common Stock and Preferred Stock were acquired in reliance upon the "private placement" exemption provided by Section 4(2) of the Securities Act and are deemed restricted securities within the meaning of Rule 144 ("Restricted Shares"). Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule
144. Of the 424,999 Restricted Shares presently outstanding, 274,999 are eligible for sale under Rule 144 commencing on the 90th day following the Effective Date; and the balance of 150,000 will become eligible for sale under Rule 144 not later than December, 1997, assuming all of the other requirements of Rule 144 have been satisfied. However, the holders of all Restricted Shares, except for two individuals who each own 10,000 shares, have agreed, as a condition of the Underwriting Agreement between the Company and the Underwriter, that they will not sell or grant any option for the sale of, or otherwise dispose of any equity securities of the Company (or any securities convertible into or exchangeable for equity securities of the Company) for 12 months after the date hereof, without the prior consent of the Underwriter, which will not unreasonably be withheld. See CAPITALIZATION and HIGH RISK FACTORS, No. 17, for information as to outstanding options and warrants and securities convertible into Common Stock.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities from the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

         In general, under Rule 701 as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company by exercising a stock option outstanding on the date of the offering is eligible to resell such shares 90 days after the date of the Prospectus in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144, including the holding period requirement. Currently, the Company has no stock options outstanding that could be exercised under Rule 701, and there are no plans to issue any such options in the foreseeable future.

         Following this offering, the Company cannot predict the effect, if any, that sales of the Common Stock or the availability of such Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales by existing shareholders of substantial amounts of Common Stock could adversely affect prevailing market prices for the Common Stock if and when a public market exists.

MINNESOTA ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all the other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

         The Company has selected Norwest Shareowner Services, Norwest Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 738, South St. Paul, Minnesota 55075-0738, telephone (612) 450-4061, to act as Registrar and Transfer Agent for the Company's Common Stock and Warrant Agent for the Redeemable Warrants.

INDEMNIFICATION

         The Company's Bylaws and the provisions of the Minnesota Business Corporation Act, which govern the actions of the Company, provide that present and former directors and officers of the Company shall be indemnified against certain liabilities and expenses which any of them may incur as a result of being, or having been, a director or officer of the Company. Indemnification is contingent upon certain conditions being met, including, that the person: has not been previously indemnified by another party for the same matter; has acted in good faith; has received no improper personal benefit; and, in the case of a criminal proceeding, has no reason to believe that the conduct complained of was unlawful and reasonably believed that the conduct complained of was in the best interests of the Company, or in certain circumstances, reasonably believed that, the conduct complained of was not opposed to the best interests of the Company.

         In addition, the Company's Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit. The Company has not obtained directors and officers liability insurance.

         Insofar, as the indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Articles of Incorporation, Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  UNDERWRITING

         The Company through its Underwriter, Tuschner & Company, Inc., is offering hereby a Minimum of 650,000 Units and up to a Maximum of 1,500,000 Units at the offering price of $1.00 per Unit. The Company and the Underwriter have entered into an Underwriting Agreement whereby the Underwriter has been retained as the exclusive agent of the Company to use its best efforts to offer and sell these Units to the public in states in which this offering is authorized for sale. There is no assurance that any of the securities offered hereby will be sold, and there is no firm commitment from the Underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby. The Underwriter intends to seek certain selected broker-dealers to participate in this offering, who must agree to act as agents in the sale of these securities and who are members of the National Association of Securities Dealers ("NASD").

         The Company will pay the Underwriter a 10% sales commission and a 2.75% non accountable expense allowance relating to the sale of the Units offered hereby of which $5,000 has been advanced. The Underwriter may reallow all or a portion of its agency selling commissions and expense allowance to any selected dealers in regard to Units sold by them in this offering. The Underwriting Agreement also provides for certain indemnification of the Underwriter and any selected dealers by the Company, including certain liabilities arising out of the Securities Act of 1933, as amended. Insofar as indemnification under this Act may be permitted by the provisions of the Underwriting Agreement, the Company is informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and thus unenforceable.

         All funds received for the sale of the Minimum 650,000 Units offered hereby will be deposited in an impoundment account with Bank Windsor, Minneapolis, Minnesota, acting as Impoundment Agent pursuant to the terms of a written Impoundment Agreement, to be held until the earlier of (i) the date the minimum offering proceeds have been received in such escrow account, or (ii) the 60th day after the effective date of this Prospectus (plus an additional 30-day period if extended by the mutual consent of the Underwriter and the Company). In the event the minimum offering is not sold during this 60-day period, or 90-day period if extended, the proceeds from the sale of Units in this offering will be refunded to subscribers promptly in full, without interest thereon or deduction therefrom. Until such time as the proceeds of this offering have been released from escrow, purchasers will be deemed subscribers and not shareholders of the Company, and they will have no right to demand return of their subscription payments during the escrow period. After sale of the Minimum Units, the Company and the Underwriter may continue to offer the balance of this offering for any remainder of the 60-day, or extended 90-day, period of this offering.

         The Underwriter has informed the Company that the Underwriter does not intend to confirm sales of Units offered hereby to any accounts over which it exercises discretionary authority and that the Underwriter and any participating broker dealer will transmit to Bank Windsor, the Impoundment Agent, any funds received from investors by noon of the next business day after receipt.

         The Company's securities are considered "penny stock" under a Securities and Exchange Commission rule that imposes additional sales practice requirements on underwriters and broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). For transactions covered by the rule, the underwriter or broker-dealer must make a special suitability determination about the purchaser (which concerns financial and business sophistication, previous investment experience and financial condition) and have received the purchaser's written agreement to the transaction prior to the sale. Such underwriters or broker-dealers must also, prior to the purchase, provide the customer with a risk disclosure document which identifies risks associated with investing in "penny stocks" and which describes the market therefor as well as a brief description of the broker-dealer's obligations under certain "Penny Stock Rules" and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgement from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in a penny stock. Consequently, such rules will affect the ability of the Underwriter and any broker-dealers to sell the Company's securities and will affect the ability of purchasers in this offering to sell their securities in the secondary market, if any.


         The Company also has agreed to issue a Unit Purchase Option granting the Underwriter the right to purchase that number of Units of the Company equal to 10% of the total Units sold in this offering, with this option exercisable over a four-year period commencing one year from the date of this Prospectus at an exercise price of $1.61 per Unit. The rights under this Unit Purchase Option are not transferable for a one-year period except to officers or shareholders of the Underwriter. The Unit Purchase Option contains standard adjustments to prevent dilution in the event of stock splits or dividends, mergers, or other business combinations, and other such events. In addition, these warrants also provide the Underwriter with certain registration rights including "piggy-back" participatory rights and a one-time demand registration right. If the Unit Purchase Option is exercised and any underlying securities of the Company are later sold at prices exceeding the exercise price of this option, the Underwriter may be deemed to have received additional underwriting compensation.

         Upon the exercise of each Warrant which is exercised after July __, 1998, [one year after the date of this Prospectus] the Company will pay the Underwriter a fee of three percent (3%) of the aggregate exercise price, of which one percent (1%) may be re-allowed to any dealer who solicited the exercise (which may also be the Underwriter) if: (i) the closing bid price of the Company's Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant is solicited by a member of the National Association of Securities Dealers, Inc.;
(iii) the Warrant is not held in a discretionary account; and (iv) the solicitation of the exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Securities and Exchange Act of 1934.


         The Units offered hereby are subject to prior sales or withdrawal, cancellation, or suspension of the offering without notice, and to the right of the Underwriter to reject offers to purchase such Units in whole or in part. There is no provision for any installment sales in this offering, and all shares of Common Stock involved in these Units will be fully-paid and nonassessable upon the Units being purchased in this offering.

         The Underwriter was incorporated in 1993 and commenced business as a Minneapolis- based broker-dealer in May, 1994. This is the second public offering in which it has served as a managing or lead underwriter or exclusive agent for the sale of securities.

         None of the officers or directors of the Company plan to purchase any of the Units offered hereby. Although affiliates of the Company may purchase Units in this offering in order to attain completion of the minimum offering hereby, the Company is not aware of any such planned purchase by an affiliate. Any such purchases will be made for investment purposes only, and not for redistribution.


         John M. Tuschner, President of the Underwriter, owns warrants for the purchase of 8,333 shares which were acquired as compensation for personally guaranteeing some of the Company's bank debt in 1996. However, as a condition to registration of this offering in the State of Minnesota, Mr. Tuschner waived his right to such warrants. See "CERTAIN TRANSACTIONS."


         Pursuant to the Underwriting Agreement, all directors and five percent shareholders of the Company have agreed not to sell, transfer or otherwise dispose of an aggregate of 404,999 shares of Common Stock during a one-year lock-up period commencing on the date of this Prospectus without the prior written consent of the Underwriter.

                             REPORTS TO SHAREHOLDERS

         The Company is not currently a reporting company. After completion of this offering, the Company intends to make available to its shareholders annual reports containing audited financial statements and a report by independent certified public accountants, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                  LEGAL MATTERS

         The validity of the issuance of the Units offered hereby will be passed upon for the Company by Keller & Lokken, P.A., St. Paul, Minnesota. Certain legal matters will be passed upon for the Underwriter by Furber Timmer Zahn, PLLP, Minneapolis, Minnesota.

                                     EXPERTS

         The balance sheets of the Company as of February 28, 1997 and February 29, 1996 and the related statements of income, shareholders' deficit and cash flows for the years then ended included in this Prospectus have been audited by Silverman Olson Thorvilson & Kaufmann, LTD, certified public accountants, as set forth in their reports thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 of the financial statements) appearing elsewhere in the Registration Statement. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      AVAILABLE AND ADDITIONAL INFORMATION

         The Company is not at present a reporting company under the Securities Exchange Act of 1934, as amended, and therefore is not required and does not file periodic reports with the Securities and Exchange Commission.

         The Company has filed a Registration Statement on Form SB-2 under the Securities Act (the "Registration Statement"), with respect to the securities offered hereby, with the Securities and Exchange Commission ("SEC") in Washington, D.C. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge, or copies of which may be obtained from the SEC's Washington, D.C. office, 450 Fifth Street N.W., Washington, D.C. 20549 upon payment of the prescribed fees. In addition, such information is available without charge through use of the SEC's EDGAR system, which allows interested persons to obtain on-line access to such information.

         The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address is (http://www.sec.gov).

         Although all of the Company's material contracts are described in the Prospectus, statements made in the Prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference.

         The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any exhibits to the Registration Statement. Inquiries should be directed to Richard D. Kothe, Illuminated Media Inc., 15 S. Fifth Street, Suite 715, Minneapolis, MN 55402, telephone number 612-338-3554, FAX 612-370-0381.



                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Shareholders
Illuminated Media, Inc.
Minneapolis, Minnesota


We have audited the accompanying balance sheet of Illuminated Media, Inc. as of February 28, 1997 and February 29, 1996, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illuminated Media, Inc. as of February 28, 1997 and February 29, 1996, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company's recurring losses, negative cash flows from operations and net working capital deficiency raise substantial doubt as to its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1997 financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ SILVERMAN OLSON THORVILSON & KAUFMANN LTD
SILVERMAN OLSON THORVILSON & KAUFMANN LTD
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota

May 13, 1997





                             ILLUMINATED MEDIA, INC.



     FEBRUARY 28, 1997 AND FEBRUARY 29, 1996 AND APRIL 30, 1997 (UNAUDITED)


                                                                                                       APRIL 30,
                                                                                                         1997
           ASSETS                                                    1997              1996           (UNAUDITED)
                                                                   ---------         ---------         ---------
Current assets:
    Cash                                                           $   7,651         $   4,795         $    --
Accounts receivable, net of allowance for
        doubtful accounts of $ -0-, $24,818 and
        $-0-, respectively                                            22,648            10,287            20,271
    Prepaid expenses                                                  49,646             5,000            47,447
    Other receivables - related parties (Note 3)                         445             6,590               835
                                                                   ---------         ---------         ---------

               Total current assets                                   80,390            26,672            68,553

Property and equipment, net (Note 4)                                  34,638            42,675            33,342
Other assets                                                             199               398               166
                                                                   ---------         ---------         ---------

                  Total assets                                     $ 115,227         $  69,745         $ 102,061
                                                                   =========         =========         =========

    LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
    Checks drawn in excess of available funds                      $    --           $    --           $   2,137
    Note payable (Note 5)                                               --             150,000              --
    Notes payable - bank (Note 6)                                    135,000              --             135,000
    Notes payable - shareholders (Note 7)                             19,509            19,509            19,509
    Debentures payable (Note 8)                                       40,000              --              50,000
    Debentures payable-related party (Note 8)                        143,000              --             158,000
    Accounts payable                                                 116,592            49,713           122,412
    Accrued expenses - related parties (Note 15)                       3,396            65,916             7,227
    Accrued expenses                                                  11,796             6,096            12,856
    Current portion of long-term debt (Note 9)                        13,402            11,710            13,393
    Current portion of long-term debt -
        related parties (Note 10)                                     21,085            12,826            26,863
                                                                   ---------         ---------         ---------

               Total current liabilities                             503,780           315,770           547,397

Long-term debt (Note 9)                                               20,349            31,290            18,576
Long-term debt - related parties (Note 10)                           149,719           172,474           142,256
                                                                   ---------         ---------         ---------

               Total liabilities                                     673,848           519,534           708,229
                                                                   ---------         ---------         ---------

Contingencies and commitments (Notes 14 and 15)                         --                --                --

Redeemable preferred stock:
    Series A convertible preferred stock,
        $.30 stated value; 110,000 shares authorized
        and 99,999 shares issued and outstanding (Note 11)            30,000            30,000            30,000
    Series B convertible preferred stock
        $.30 stated value; 155,000 shares authorized
        and 105,000 shares issued and outstanding (Note 11)           31,500            31,500            31,500
                                                                   ---------         ---------         ---------

               Total redeemable preferred stock                       61,500            61,500            61,500
                                                                   ---------         ---------         ---------

Shareholders' deficit:
    Common Stock, $.01 par value; 10,000,000 shares
        authorized and 220,000, 70,000 and 220,000
        issued and outstanding, respectively                           2,200               700             2,200
    Additional paid-in capital                                        72,329             1,345            72,329
    Accumulated deficit                                             (694,650)         (513,334)         (742,197)
                                                                   ---------         ---------         ---------

               Total shareholders deficit                           (620,121)         (511,289)         (667,668)
                                                                   ---------         ---------         ---------

               Total liabilities, redeemable preferred
                  stock and shareholders' deficit                  $ 115,227         $  69,745         $ 102,061
                                                                   =========         =========         =========


    The accompanying notes are an integral part of the financial statements.




                             ILLUMINATED MEDIA, INC.

                             STATEMENT OF OPERATIONS

           FOR THE YEARS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996 AND THE TWO MONTHS ENDED APRIL 30, 1997 AND 1996 (UNAUDITED)


                                                                                   APRIL          APRIL
                                                                                 30, 1997        30, 1996
                                                      1997          1996        (UNAUDITED)    (UNAUDITED)
                                                   ---------      ---------      ---------      ---------
Revenues                                           $ 242,146      $ 236,932      $  28,967      $  40,430
                                                   ---------      ---------      ---------      ---------

Operating expenses:
    General and administrative - related party          --           33,660           --             --
    General and administrative                       373,270        360,510         65,174         55,192
                                                   ---------      ---------      ---------      ---------

               Total operating expenses              373,270        394,170         65,174         55,192
                                                   ---------      ---------      ---------      ---------

Loss from operations                                (131,124)      (157,238)       (36,207)       (14,762)

Other income (expense):
    Interest expense                                 (50,027)       (17,239)       (11,340)        (9,809)
    Miscellaneous income                                --            2,442           --             --
    Loss on disposal of property and equipment          (165)        (2,808)          --
                                                   ---------      ---------      ---------      ---------

               Total other income (expense)          (50,192)       (17,605)       (11,340)        (9,809)
                                                   ---------      ---------      ---------      ---------

               Net loss                            $(181,316)     $(174,843)     $ (47,547)     $ (24,571)
                                                   =========      =========      =========      =========

Net loss per share                                 $    (.74)     $    (.30)     $    (.16)     $    (.10)
                                                   =========      =========      =========      =========

Weighted average number of
    shares outstanding                               244,979        574,075        304,979        244,979
                                                   =========      =========      =========      =========



    The accompanying notes are an integral part of the financial statements.




                             ILLUMINATED MEDIA, INC.

                       STATEMENT OF SHAREHOLDERS' DEFICIT

           FOR THE YEARS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996
               AND THE TWO MONTHS ENDED APRIL 30, 1997 (UNAUDITED)


                                                   COMMON STOCK           ADDITIONAL                      TOTAL
                                            ------------------------         PAID       ACCUMULATED    SHAREHOLDERS'
                                              SHARES         AMOUNT       IN CAPITAL      DEFICIT        DEFICIT
                                            ---------      ---------      ---------      ---------      ---------
Balance at February 28, 1995                  510,000          5,100          9,800       (175,346)      (160,446)

Common stock redemption (Note 12)            (440,000)        (4,400)        (8,455)      (163,145)      (176,000)

Net loss                                         --             --             --         (174,843)      (174,843)
                                            ---------      ---------      ---------      ---------      ---------

Balance at February 29, 1996                   70,000            700          1,345       (513,334)      (511,289)

Issuance of common stock bonus                150,000          1,500         58,500           --           60,000

Issuance of warrants in connection with
 debentures and bank guarantees                  --             --           12,484           --           12,484

Net loss                                         --             --             --         (181,316)      (181,316)
                                            ---------      ---------      ---------      ---------      ---------

Balance at February 28, 1997                  220,000          2,200         72,329       (694,650)      (620,121)

Net loss (Unaudited)                             --             --             --          (47,547)       (47,547)
                                            ---------      ---------      ---------      ---------      ---------

Balance at April 30, 1997 (Unaudited)         220,000      $   2,200      $  72,329      $(742,197)     $(667,668)
                                            =========      =========      =========      =========      =========





    The accompanying notes are an integral part of the financial statements.



                             ILLUMINATED MEDIA, INC.

                             STATEMENT OF CASH FLOWS

           FOR THE YEARS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996 AND THE TWO MONTHS ENDED APRIL 30, 1997 AND 1996 (UNAUDITED)


                                                                                       APRIL 30,      APRIL 30,
                                                                                         1997           1996
                                                           1997            1996       (UNAUDITED)    (UNAUDITED)
                                                         ---------      ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                             $(181,316)     $(174,843)     $ (47,547)     $ (24,571)
    Adjustments to reconcile net loss
        to net cash used in operating activities
           Depreciation and amortization                    13,390         15,076          1,717          2,059
        Loss on disposal of property
               and equipment                                   165          2,808           --             --
    Interest expense of debenture and loan
        guarantee warrants                                  12,484           --             --             --
        Decrease (increase) in assets:
           Accounts receivable                             (12,361)        (2,887)         2,377         (9,249)
           Prepaid expenses                                (44,646)        (5,000)         2,199           --
           Other receivables - related parties               6,145         (6,390)          (390)         6,515
        Increase (decrease) in liabilities:
           Accounts payable                                 66,879         20,329          5,820         13,980
           Accrued expenses - related parties               (2,520)        98,990          3,831           --
           Accrued expense                                   5,700          2,413          1,060             94
           Deferred revenue                                   --           (1,000)          --             --
                                                         ---------      ---------      ---------      ---------
               Net cash used in operating activities      (136,080)       (50,504)       (30,933)       (11,172)
                                                         ---------      ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                      (5,319)       (15,206)          (388)          (332)
                                                         ---------      ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in note payable                   (150,000)       150,000           --         (150,000)
    Proceeds from the issuance of:
        Notes payable - bank                               135,000           --             --           90,000
        Note payable - shareholders                           --           14,509           --             --
        Debentures payable                                  40,000           --           10,000           --
        Debentures payable-related party                   143,000           --           15,000         65,000
        Long-term debt                                        --             --             --             --
    Redemption of common stock                                --          (84,000)          --             --
    Payment of long-term debt                               (9,249)        (9,759)        (1,782)          (756)
    Payment of long-term debt - related parties            (14,496)          --           (1,685)          --
    Increase (decrease) in checks drawn
        in excess of available funds                          --             (245)         2,137          2,465
                                                         ---------      ---------      ---------      ---------
               Net cash provided by
                  financing activities                     144,255         70,505         23,670          6,709
                                                         ---------      ---------      ---------      ---------

Increase (decrease) in cash                                  2,856          4,795         (7,651)        (4,795)
Cash - beginning of year/period                              4,795           --            7,651          4,795
                                                         ---------      ---------      ---------      ---------
Cash - end of year/period                                $   7,651      $   4,795      $    --        $    --
                                                         =========      =========      =========      =========


    The accompanying notes are an integral part of the financial statements.




                             ILLUMINATED MEDIA, INC.

                             STATEMENT OF CASH FLOWS

            FOR THE YEARS ENDED FEBRUARY 28 1997 AND FEBRUARY 29 1996 AND THE TWO MONTHS ENDED APRIL 30, 1997 AND 1996 (UNAUDITED)


                                                                                              APRIL         APRIL
                                                                                            30, 1997      30, 1996
                                                                1997            1996       (UNAUDITED)   (UNAUDITED)
                                                              ---------       ---------     ---------     ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest                                    $  38,279       $   7,937     $   7,364     $   9,809
                                                              =========       =========     =========     =========


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    For the year ended February 28, 1997:

         The company issued 150,000 shares of common stock valued at $60,000 as payment of accrued stock bonus (Note 15)

         The company recognized revenues and expenses of $19,782 through barter activity.

    For the year ended February 29, 1996:

         The Company converted $93,300 of accrued expenses - related parties to a long-term note payable (Note 10).

         As partial redemption of 440,000 shares of $.01 par value common stock, the Company issued long-term debt aggregating $92,000 (Note 12).

         The company recognized revenues and expenses of $28,151 through barter activity.



    The accompanying notes are an integral part of the financial statements.




                             ILLUMINATED MEDIA, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

           FOR THE YEARS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996 AND THE TWO MONTHS ENDED APRIL 30, 1997 AND 1996 (UNAUDITED)



NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Organization:

                  Illuminated Media, Inc. (formerly Skyway Advertising, Inc.) or the "Company" is engaged in the business of providing a medium for out-of-home advertising called Skyway Ads. Each Skyway Ad unit consists of three back-lit advertising panels. Skyway Ads units are located primarily in skyway corridors, shopping centers and parking ramps in the Minneapolis/St. Paul metropolitan area.

         Property and Equipment:

                  Property and equipment is stated at cost. Depreciation is computed using accelerated methods and is charged to expense based on the estimated useful lives of the assets.

                  Expenditures for additions and improvements are capitalized, while repairs and maintenance are expense as incurred.

         Other Assets:

                  Other assets consist of organization costs and are being amortized straight-line over five years.

         Income Taxes:

                  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         Net Loss Per Share of Common Stock:

                  Net loss per share has been calculated in accordance with Staff Accounting Bulletin Topic 4D, which requires that all common stock, options and warrants issued within one year prior to the Company's filing of its initial public offering or issued in contemplation of the public offering be considered outstanding for all periods presented, even if the impact of the incremental shares is anti-dilutive. For all of the years and periods presented, the weighted average number of shares actually outstanding, has been increased for the number of shares that would be outstanding assuming that all of the warrants (Note 14) were exercised and the 150,000 share common stock grant (Note 15) were issued; less the shares assumed to be reacquired by the Company using the initial public offering proceeds, at $1.00 per share.

         Concentrations of Credit Risk:

                  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. Accounts receivable arise from the sale of advertising space to a diversified customer base located primarily in Minnesota. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers.

         Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents:

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and time deposits of three months or less from the date of purchase to be cash equivalents. The company had no cash equivalents during the years ended February 28, 1997 and February 29, 1996 or during the periods ended April 30, 1997 and 1996.

         Basis of Presentation:

                  The unaudited two month periods ended April 30, 1997 and 1996 reflect all adjustments which, in the opinion of management, are necessary for the fair presentation of the Company's financial position, results of operations and cash flows.

         Barter Transactions:

                  Included in revenues and expenses are nonmonetary transaction arising from advertising panels bartered by the company for certain goods and services.

                  Revenue from such "barter" transactions is based on the fair market value of the goods and services received, and is recognized when the related advertisements are posted. Expense or capitalization related to the usage of such goods and services is recognized when they are used or placed in service.

                  During the years ended February 28, 1997 and February 29, 1996, barter revenue and expense aggregated $19,782 and $28,151, respectively. There was no barter revenue or expense during the two month periods ended April 30, 1997 and 1996.

NOTE 2:  CONTINUED EXISTENCE AND MANAGEMENT'S PLANS

         During 1997, the Company incurred a net loss of $(181,316) and negative cash flows from operations of $(136,080), resulting in a negative working capital of $(423,390) and an accumulated deficit of $(694,650) at February 28, 1997.

         During the two months ended April 30, 1997, the Company incurred a net loss of $(47,547) and negative cash flows from operations of $(30,933), resulting in a negative working capital of $(478,844) and an accumulated deficit of $(742,197). As a result of the Company's financial position, management believes that additional capital will be necessary to enable the Company to continue its operations.

         The Company has engaged a brokerage firm to raise a minimum of $650,000 to a maximum of $1,500,000 of capital through the sale of common stock in a public offering. Management also believes that the Company's expansion into new markets and the addition of product enhancements, both financed through the public offering, as well as the establishment of a new credit policy will result in improved operating results. Management believes that the amount to be raised and the expected improvements in operating results, will be adequate to fund the cash requirements of the Company through February 28, 1998 if the minimum offering is raised and through February 28, 1999 if the maximum is raised. No assurance can be provided, however, that the amount of capital raised, if any, or the improved operating results will be sufficient to meet these needs.

         No adjustments of the recorded basis for assets and liabilities have been reflected on the accompanying financial statements as a result of this uncertainty.

NOTE 3:  OTHER RECEIVABLES - RELATED PARTIES

         Other receivables - related parties consisted of the following at:

                                                                  April 30,
                                          February    February      1997
                                          28, 1997    29, 1996   (Unaudited)
                                          --------    --------    --------
             Director/ shareholders       $     --    $  5,840    $     --
             Employee                          445         750         835
                                          --------    --------    --------
                                          $    445    $  6,590    $    835
                                          ========    ========    ========

         Other receivables are unsecured and due on demand.

NOTE 4:  PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at:

                                                                       April
                                             February    February    30, 1997
                                             28, 1997    29, 1996   (Unaudited)
                                             ---------   ---------   ---------
             Advertising panels              $  71,275   $  66,663   $  71,663
             Furniture                           1,548       1,217       1,548
             Equipment                           3,017       3,359       3,017
                                             ---------   ---------   ---------
                                                75,840      71,239      76,228
             Less accumulated depreciation     (41,202)    (28,564)    (42,886)
                                             ---------   ---------   ---------
             Property and equipment, net     $  34,638   $  42,675   $  33,342
                                             =========   =========   =========

         All property and equipment is being depreciated over estimated useful lives of 5-7 years.

         Depreciation expense was $13,191 and $14,877 and for the years ended February 28, 1997 and February 29, 1996, respectively. For the periods ended April 30, 1997 and 1996, depreciation expense was $1,684 and $2,026, respectively.

NOTE 5:  NOTE PAYABLE

         At February 29, 1996, note payable consisted of a short term loan bearing interest at 10%, payable at the earlier of March 27, 1996 or the closing of the Company's initial public offering. The note was secured by substantially all corporate assets and guaranteed by two of the Company's shareholders. In addition, the Company issued warrants to the note holder to purchase up to 55,000 shares of the Company's common stock at a per share price of $.50 (Note 14). The note was repaid during 1997.

NOTE 6:  NOTES PAYABLE - BANK

         As of February 28, 1997 and April 30, 1997, the Company has two notes from a bank aggregating $135,000. The notes bear interest at a variable rate (10.75% at February 28, 1997) with an original maturity of May 13, 1997, but extended to June 13, 1997. The notes are secured by substantially all corporate assets and personally guaranteed by four unrelated individuals. As inducement for these guarantees, the Company has issued these individuals warrants to purchase 45,000 shares of the Company's common stock at $.50 per share expiring September 1998 (Note
         14).

NOTE 7:  NOTES PAYABLE - SHAREHOLDERS

         Notes payable - shareholders consisted of the following at:

                                                                                                           April
                                                                                February     February    30, 1997
                                                                                28, 1997     29, 1996   (Unaudited)
                                                                               ---------    ---------    ---------
             Note payable to an officer/shareholder
             with interest at 5%.  The note is unsecured
             and due on demand.                                                $   5,000    $   5,000    $   5,000

             Note payable to a shareholder with interest at 12% payable monthly. The note is secured by advertising panels and is due on demand. At the option of the holder, the note can be
             converted into the Company's common stock at a conversion
             price of $.75 per share anytime before September 1999.               14,509       14,509       14,509
                                                                               ---------    ---------    ---------
                      Total notes payable - shareholders                       $  19,509    $  19,509    $  19,509
                                                                               =========    =========    =========


NOTE 8:  DEBENTURES PAYABLE

         As of February 28, 1997 and April 30, 1997, the Company has issued debentures aggregating $183,000 and $208,000, respectively. The debentures bear interest at 10% payable at various original maturity dates through June 1997. During April 1997, the debenture maturity dates were all extended to June 30, 1997. The debentures are secured by substantially all corporate assets. As inducement to the debenture holders, the Company had issued warrants to purchase 61,627 and 69,959 shares of the Company's common stock as of February 28, 1997 and April 30, 1997, respectively (Note 14). At February 28, 1997 and April 30, 1997, debentures aggregating $143,000 and $158,000, respectively, and the related warrants to purchase 47,967 and 52,966 shares, respectively, of the Company's common stock were issued to current shareholders and directors of the Company.

NOTE 9:  LONG-TERM DEBT

         As of February 28, 1997, February 29, 1996 and April 30, 1997, the Company has a note payable to a credit union aggregating $33,751, $43,000 and $31,969, respectively. The note accrues interest at 13.5% payable monthly. The note is secured by substantially all corporate assets and guaranteed by an officer/shareholder of the Company. The note matures in May 1999.

         Future maturities of long-term debt are as follows at February 28:

                       1998                    $  13,402
                       1999                       15,309
                       2000                        5,040
                                               ---------
                              Total            $  33,751
                                               =========

NOTE 10: LONG-TERM DEBT - RELATED PARTIES

         Long-term debt - related parties consisted of the following at:

                                                                                                                 April
                                                                                 February        February       30, 1997
                                                                                 28, 1997        29, 1996      (Unaudited)
                                                                                ---------       ---------       ---------
             Note payable to a Partnership (Note 15) owned by former
             officers/shareholders of the Company with interest 11%,
             principal and interest payable monthly beginning April 1996.
             The note is secured by substantially all corporate assets and is guaranteed by an officer/ shareholder of the Company. The
             note matures in March 2003.                                        $  84,803       $  93,300       $  83,966

             Notes payable - common stock redemption (Note 12) to two
             former officer/shareholders of the Company with interest at
             11%, principal and interest payable monthly beginning April
             1996. The notes are secured by substantially all corporate assets and are guaranteed by an officer/ shareholder of the
             Company. The notes mature in March 2003.                              86,001          92,000          85,153
                                                                                ---------       ---------       ---------
                                                                                  170,804         185,300         169,119
             Less current portion                                                 (21,085)        (12,826)        (26,863)
                                                                                ---------       ---------       ---------
                      Long-term debt - related parties                          $ 149,719       $ 172,474       $ 142,256
                                                                                =========       =========       =========


         The holders of the notes payable - common stock redemption have an unqualified option to convert any remaining unpaid notes payable into shares of the Company's common stock at a conversion price of $.40 per share (Note 15).

         Future maturities of long-term debt - related parties are as follows at February 28:

                      1998                       $   21,085
                      1999                           23,522
                      2000                           26,245
                      2001                           29,279
                      2002                           32,670
                      Thereafter                     38,003
                                                 ----------
                                                 $  170,804
                                                 ==========

NOTE 11: PREFERRED STOCK

         Series A Convertible/Redeemable Preferred Stock:

                  The Company has outstanding 99,999 shares of voting, cumulative, convertible, redeemable series A preferred stock with a stated value of $.30 per share. Each share of series A preferred stock is convertible into one share of common stock beginning in June 1995 at the option of the holder, or is automatically converted at the date that the Company initiates a public offering of its capital stock. The holders of series A preferred stock have the right to require the Company to redeem all or a portion of the preferred shares at a redemption price equal to the stated value of the stock plus any accumulated and unpaid dividends. Dividends are payable annually on December 31 of each year, if declared, at a rate of 8% of the stated value of the preferred shares. No dividends were declared during the years ended February 28, 1997 and February 29, 1996 or during the period ended April 30, 1997.

         Series B Convertible/Redeemable Preferred Stock:

                  The Company has outstanding 105,000 shares of voting, cumulative, convertible, redeemable series B preferred stock with a stated value of $.30 per share. The holder of the shares has the option to either convert each share of series B preferred stock into one share of common stock or require that the Company redeem the preferred stock at a redemption price of $.50 per share. In addition, each share of series B preferred stock is automatically converted into one share of common stock at the date that the Company initiates a public offering of its capital stock. Dividends are payable monthly, if declared, at a rate of 8% of the stated value of the preferred shares. Series B preferred stock has dividend preferences over both common stock and Series A preferred stock. No dividends were declared during the years ended February 28, 1997 and February 29, 1996 or during the period ended April 30, 1997.

NOTE 12: COMMON STOCK REDEMPTION

         During the year ended February 29, 1996, the Company redeemed 440,000 shares of its common stock by paying the shareholders $84,000 and issuing notes aggregating $92,000 (Note 10).

NOTE 13: INCOME TAXES

         For the years ended February 28, 1997 and February 29, 1996, the effective rate varies from the maximum federal statutory rate as a result of the following items:

                                                        1997     1996
                                                       -----    -----
             Tax benefit computed at maximum
                federal statutory rate                 (34.0)%  (34.0)%
             Benefit of federal tax brackets            10.0     10.0
             Loss to be carried forward                 24.0     24.0
                                                       -----    -----
                     Provision for income taxes           --%      --%
                                                       =====    =====

         For the period ended April 30, 1997 and 1996, the effective rate varies from the maximum federal statutory rate as a result of the following items:

                                                        1997       1996
                                                    (Unaudited) (Unaudited)
                                                       -----      -----
             Tax benefit computed at maximum
                federal statutory rate                 (34.0)%    (34.0)%
             Benefit of federal tax brackets            10.0       10.0
             Loss to be carried forward                 24.0       24.0
                                                       -----      -----
                     Provision for income taxes           --%        --%
                                                       =====      =====

         For financial statement purposes, no tax benefit has been reported for the years ended February 28, 1997 and February 29, 1996 or the periods ended April 30, 1997 and 1996 as the Company has had significant losses in recent years and realization of the tax benefit is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

         Deferred taxes represent the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Temporary differences result primarily from using the cash basis of accounting for income tax reporting versus the accrual basis used for financial reporting, and from the net operating loss carryforwards.


         Deferred taxes consisted of the following at:

                                                                                 April
                                                     February      February     30, 1997
                                                     28, 1997      29, 1996    (Unaudited)
                                                    ---------     ---------     ---------
              Asset:
                Net operating loss carryforward     $  88,000      $  37,400     $  94,800
                Adjustments to cash basis:
                  Accounts payable                     22,600         34,000        24,500
                  Accrued expenses                      2,000         15,000         4,800
                                                    ---------     ---------     ---------

                  Net deferred tax asset              112,600         86,400       124,100
                  Less valuation allowance           (112,600)       (86,400)     (124,100)
                                                    ---------     ---------     ---------

                       Net deferred tax asset       $    --        $    --       $    --
                                                    =========     =========     =========


         The net change in the deferred tax valuation allowance was an increase of $26,200 and $47,400 for the years ended February 28, 1997 and February 29, 1996, respectively, and $11,500 and $3,600 for the periods ended April 30, 1997 and 1996, respectively.

         As of February 28, 1997, the Company had net operating loss carryforwards for income tax purposes as follows:

               Carryforwards                      Net Operating
                 Expires                              Loss
                February 28                       Carryforwards
                -----------                       -------------
                   2009                              $  61,000
                   2010                                 43,000
                   2011                                 43,000
                   2012                                220,000
                                                     ---------
                                                     $ 367,000
                                                     =========

         An ownership change under Section 382 of the Internal Revenue Code may occur as a result of the Company's proposed initial public offering, may limit the availability of the $367,000 of net operating loss in future years.

NOTE 14: COMMITMENTS AND CONTINGENCIES

         Operating Leases:

                  The Company leases space for its advertising panels from various skyway systems and shopping centers located in the Minneapolis and St. Paul area. These non-cancelable leases provide for contingent payments based upon a percentage (ranging from 20% to 40%, with the majority at 20%) of advertising revenues generated from each location. These leases have terms of two to five years and expire at various dates through November 1998.

                  The company also leases its office facilities and various equipment under noncancelable operating leases expiring at various dates through February 2000 future minimum lease payments were as follows for the years ended February 28:

                              1988                       $ 12,619
                              1999                          5,872
                              2000                            550
                                                         --------
                                                         $ 19,041
                                                         ========

                  Rent expense under these leases for the years ended February 28, 1997 and February 29, 1996 was $69,659 and $60,296,
                  respectively. For the periods ended April 30, 1997 and 1996, rent expense was $8,370 and $14,978, respectively.

         Stock Warrants:

                  Beginning in fiscal 1996, the Company issued warrants as an inducement for short-term financing and loan guarantees (Notes 5, 6 and 8). As of February 28, 1997 and February 29, 1996, the Company had outstanding warrants to purchase 161,627 and 55,000 shares, respectively of common stock exercisable at $.50 per share. As of April 30, 1996, the Company had warrants to purchase 50,000 shares of common stock outstanding and exercisable at $.50 per share. As of April 30, 1997, the following warrants to purchase shares of the Company's common stock were outstanding and exercisable.

                       Common Shares      Exercise Price
                       Under Warrants       Per Share          Expiration Date
                       --------------       ---------          ---------------
                           50,000             $ .50            November 1997
                            5,000             $ .50            February 1998
                           66,667             $ .50            September 1998
                           48,292             $ .50            November 1998
                          -------
                          169,959
                          =======

                  Upon completion of the Company's initial public offering, the exercise price on the warrants to purchase 169,959 common shares, including 52,966 issued to current shareholders and directors (Note 8), is adjusted to one-half of the price of the Company's common shares in its initial public offering.

                  During the years ended February 28, 1997 and February 29, 1996 and during the two month periods ended April 30, 1997 and 1996, no warrants were exercised or expired.

                  Included in the table above are warrants issued in connection with debentures and personal guarantees of other short-term financing. The value of these warrants was charged to interest expense over the term of the related debt agreements and during the years ended February 28, 1997 and February 29, 1996 the Company incurred interest expense aggregating approximately $12,484 and $-0-, respectively. The value of the warrants related to the issuance of new debt was determined based on the difference between the stated interest rate and the Company's estimated effective borrowing rate.

         Significant Customers:

                  During the years ended February 28, 1997 and February 29, 1996 and the two months ended April 30, 1997 and 1996, significant customers comprised the following percent of total sales.

                                                                   (Unaudited)
                                                   February 28,     April 30,
                                                   ------------    -----------
                                                   1997    1996    1997   1996
                                                   ----    ----    ----   ----
                      Customer A                   21.0%   19.3%   28.6%  20.6%
                      Customer B                   13.7    15.2      --   14.8
                      Customer C                   11.6    12.2    16.1   11.5
                      Customer D                     --      --    20.7     --
                                                   ----    ----    ----   ----
                           Total significant
                              customers            46.3%   46.7%   65.4%  46.9%
                                                   ====    ====    ====   ====

NOTE 15: RELATED PARTY TRANSACTIONS

         Lease Companies:

                  During fiscal 1996, the Company had a management agreement with Lease Companies, a partnership owned by former officers/shareholders of the Company. Pursuant to the management agreement, the Company paid Lease Companies $4,050 per month plus 10% of monthly revenue in excess of $21,500 in exchange for administrative, accounting and sales services. During the year ended February 29, 1996, the Company incurred management fees of $33,660. During 1996, the contract terminated and unpaid management fees aggregating $93,000 were converted into a long-term note payable (Note 10).

         Stock Grants:

                  In fiscal 1996, an officer/shareholder of the Company was granted 150,000 shares of the Company's common stock in recognition for past service to the Company. The grant has been valued at $60,000 and is included in accrued expenses - related parties on the accompanying balance sheet at February 29, 1996. During 1997, the shares were issued.

         Stock Options:

                  During fiscal 1996 in connection with the redemption of the Company's common stock (Notes 10 and 12), the Company issued two former officers/shareholders an unqualified option to convert their notes payable into shares of the Company's common stock at a conversion price of $.40 per share. The options expires in December 1997.

                  During fiscal 1996 in connection with a loan from a Company shareholder (Note 7), the Company issued the shareholder an unqualified option to convert the note payable into shares of the Company's common stock at a conversion price of $.75 per share. The option expires in September 1999.

                  During fiscal 1994, the Company sold series B convertible/redeemable preferred stock in a private placement (Note 11). In accordance with the private placement, all purchasers of the preferred stock received an option to purchase preferred stock at $.30 per share. In connection with the series B preferred stock issuance, a board member was issued an unqualified option to purchase 50,000 shares of preferred stock at an option price of $.30 per share. These options expired in January 1997.

NOTE 16: SUPPLEMENTAL EARNINGS PER SHARE

         The Company has initiated efforts for the registration of a minimum of 650,000 to a maximum of 1,500,000 shares of common stock at $1.00 per share, in an initial public offering (IPO) with the Securities and Exchange Commission. Upon the successful completion, the Company has estimated that approximate proceeds, from $375,000, if the minimum is sold, to $564,000, if the maximum is sold, will be used to retire debt outstanding as of February 28, 1997 and April 30, 1997. In connection with the IPO, series A and B preferred stock outstanding of 99,999 and 105,000, respectively, will be converted into 204,999 shares of common stock (Note 11) and preferred dividends of $10,500 will be declared and paid.

         Summarized below is the unaudited proforma supplemental earnings per share assuming, as of the beginning of the year and the two month period presented below, that the minimum and maximum amount of common shares being offered in the IPO were sold and outstanding, that the preferred stock was converted to common stock, the preferred stock dividends are declared and paid and that a portion of the proceeds were used to repay debt.

                                           Minimum Offering         Maximum Offering
                                        -----------------------  ------------------------
                                        February 28,   April     February 28,    April
                                            1997     30, 1997       1997       30, 1997
                                        (Unaudited) (Unaudited)  (Unaudited)  (Unaudited)
                                        ----------   ----------   ----------   ----------
             Net loss                   $ (168,469)  $  (50,170)  $ (141,789)  $  (46,707)
                                        ==========   ==========   ==========   ==========

             Net loss per share
                adjusted for preferred  $     (.15)  $     (.04)  $     (.07)  $     (.02)
                stock dividend          ==========   ==========   ==========   ==========


             Weighted average number
                of shares outstanding    1,099,978    1,159,978    1,949,978    2,009,978
                                        ==========   ==========   ==========   ==========







                  [Photos of Skyway Ads platforms to be added]



         UNTIL (INSERT DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                                 TABLE OF CONTENTS

Summary of Offering.............................................................
The Company.....................................................................
High Risk Factors...............................................................
Selected Financial Data.........................................................
Management's Discussion.........................................................
Dilution........................................................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Capitalization..................................................................
Business........................................................................
Management......................................................................
Principal Shareholders..........................................................
Certain Transactions............................................................
Description of Securities.......................................................
Underwriting....................................................................
Legal Matters...................................................................
Experts.........................................................................
Additional Information..........................................................
Financial Statements............................................................

                          -----------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any state in which such offer or solicitation is not lawful, or to any person to whom it is unlawful to make such an offer or solicitation.




                                 1,500,000 UNITS



                             ILLUMINATED MEDIA INC.


                       Each Unit Consists of One Share of
                        Common Stock and One Common Stock
                             Warrant to Purchase Two
                             Shares of Common Stock





                              --------------------
                                   PROSPECTUS
                              --------------------











                            TUSCHNER & COMPANY, INC.









                              July __________, 1997






                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

         Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees, and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). See also Article VII of the Company's Articles of Incorporation, filed herewith as Exhibit 3.1. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

         Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act, and is, therefore, unenforceable.

Item 25.          Other Expenses of Issuance and Distribution.

         The estimated expenses of the Registrant in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:



                  SEC Registration Fee               $    3,709
                  Blue Sky Registration Fees              1,000
                  NASD Filing Fee                         3,609
                  Transfer agent                          7,500
                  Printing and engraving                 12,000
                  Legal                                  33,500
                  Accounting                             18,500
                  Miscellaneous                             182
                                                        -------
                                    Total:            $  80,000


         Note: The foregoing estimated expenses do not include commissions, nor the Underwriter's non-accountable expense allowance, nor the fees and expenses of Underwriter's counsel, payable by the Registrant.



Item 26.          Recent Sales of Unregistered Securities.

         Since November 30, 1993, the Registrant has sold securities in the amounts, at the times and for the consideration listed below.

         a. In February, 1994, the Registrant sold 105,000 shares of its Series B Convertible Preferred Stock to one individual investor, Rick Johnson, for $.30 per share, or an aggregate of $31,500. In connection with that transaction, the Registrant granted to such investor, for no additional consideration, an option (which has now expired, unexercised), until January 28, 1997, to purchase 50,000 shares of Preferred Stock at $.30 per share.

         b. In September, 1995, the Registrant sold to one individual a 12% note, in the aggregate amount of $14,509.00, which by its terms was convertible until September, 1999 to Common Stock of the Registrant at the rate of $.75 per share, or an aggregate of 19,345 shares.


         c. As part of a stock redemption agreement in November, 1995, with two individuals (the Lease Brothers, who were officers and directors of the Registrant) and a business entity wholly owned by them, the Registrant issued three Promissory Notes to such persons in the aggregate principal amount of $185,300 and granted such persons an option for the life of the outstanding principal balance owing to them, to convert such balance into shares of the Registrant's Common Stock at $.40 per share (which, at April 30, 1997, would have entitled them to purchase up to 422,798 shares of Common Stock). The Registrant did not receive any separate consideration for the granting of such option. (In July, 1997, the Lease Brothers agreed to waive their right to convert 90% of the outstanding balance of such notes, and agreed that the remaining balance would be convertible at $.51 per share; as such, at April 30, 1997, they could have acquired 33,161 shares upon conversion of such notes.)


         d. In November, 1995, in connection with a $150,000 loan transaction, the Registrant issued a Warrant for 50,000 shares to the individual, Norm Winer, who made the loan and subsequently issued a Warrant for an additional 5,000 shares to such individual, as part of an agreement to extend the maturity date of such loan. The Registrant did not receive any separate consideration for the issuance of such Warrants.

         e. On various dates between May, 1996 and November, 1996, the Registrant sold an aggregate of $135,000 in principal amount of 10% Subordinated Debentures, together with an aggregate of 45,667 Warrants to purchase Common Stock to four individual investors (of whom two, Mr. Verplaetse and Mr. Hepburn, were directors of the Registrant, the third, Mr. Winer, was an accredited investor, and the fourth was a sophisticated investor who was already a shareholder of the Registrant). The Registrant did not receive any separate consideration for the granting of such Warrants.

         f. In February, 1996, the Board of Directors authorized the issuance of 150,000 shares of Common Stock, valued at $.40 per share, or $60,000, to Robert
H. Blank, Chief Executive Officer, as partial consideration for services previously rendered by him. Such shares were issued in December, 1996.

         g. In August, 1996, in connection with the obtaining of two bank loans aggregating $135,000, the Registrant issued Warrants for an aggregate of 45,000 shares of Common Stock to four individuals who personally guaranteed such loan. In addition, as security for their guarantees, the Registrant issued 10% debentures to each of such individuals in an amount equivalent to that which they personally guaranteed, and such individuals have confirmed in writing that such debentures will bear interest and become due and payable only at such time, if ever, as there is a default on the bank loans and the individual advances funds to the bank. None of such individuals was an affiliate of the Company, although one, John M. Tuschner, was a principal of the Underwriter in this transaction, and each was considered sophisticated. The Registrant did not receive any separate consideration for the granting of such Warrants or Debentures.

         h. On various dates in late January, 1997, and February, 1997, the Registrant sold an aggregate of $48,000 in principal amount of 10% Subordinated Debentures, together with an aggregate of 15,960 Warrants to purchase Common Stock to three individual investors ( Mr. Kothe, an officer and director of the Registrant, Mr. Winer, and the spouse of Mr. Blank, an officer and director). The Registrant did not receive any separate consideration for the granting of such Warrants.

         i. On various dates in March, 1997, and April, 1997, the Registrant sold an aggregate of $25,000 in principal amount of 10% Subordinated Debentures, together with an aggregate of 8,332 Warrants to purchase Common Stock to two individual investors (an uncle of Mr. Kothe, an officer and director of the Registrant, and the spouse of Mr. Blank, an officer and director). The Registrant did not receive any separate consideration for the granting of such Warrants.


         j. Subsequent to April 30, 1997, the Registrant sold an aggregate of $69,000 in principal amount of its Subordinated Debentures, at varying interest rates, together with an aggregate of 21,002 Warrants to purchase Common Stock to three individual investors (Mr. Winer, Mr. Kothe, an officer and director of the Registrant, the spouse of Mr. Blank, an officer and director and Dr Eelkema). The Registrant did not receive any separate consideration for the granting of such Warrants.

         k. Subsequent to April 30, 1997 the holders (all of whom were accredited investors) of an aggregate of $85,000 in principal amount of debentures converted and exchanged them for 85,000 restricted Units, at the ratio of one Unit for each $1.00 in principal amount.


         There were no underwriting discounts or commissions paid by the Registrant as part of any such transactions. However, a registered securities broker-dealer did assist with the loan transaction in November, 1995, described in Item 26.c., and, as a result, became entitled to a 7% cash commission, payable by the Registrant after the lender was repaid.

         All securities transactions listed for this Item 26 were made in reliance upon the exemptions from registration provided by Rule 504 under
Section 3(b) and by Section 4(2) of the Securities Act of 1933, as amended (in that sales were made for an aggregate of less than $1,000,000 in any 12 month period to a small number of persons, many of whom were accredited investors, and all of whom considered sophisticated and were required to purchase for investment purposes only, and each of the instruments recited that they were issued for investment purposes only).



Item 27.          Exhibits.

                  (a)      Exhibits filed and to be filed.

                  (i)      The following Exhibits were previously filed as part of this Registration
                           Statement:


                    1.1             Form of Underwriting Agreement between the Registrant and Tuschner &
                                    Co.,Inc.
                    1.1A            Form of Underwriting Agreement between the Registrant and Tuschner &
                                    Co., Inc.-Revised.
                    1.2             Form of Underwriter's Unit Purchase Option.
                    1.3             Form of Escrow Agreement.
                    1.4             Form of Impoundment Agreement.
                    1.5             Form of Underwriter's Stock Purchase Option.
                    1.6             Selected Dealer Agreement.
                    3.1             Articles of Incorporation of the Registrant, dated March 9, 1993, with amendments.
                    3.1A            Articles of Amendment to Second Amended Articles of Incorporation.
                    3.2             Bylaws of the Registrant, dated March 9, 1993, as amended May 5, 1993.
                    4.1             Form of Common Stock certificate.
                    4.2             Form of Warrant Agreement by and among the
                                    Registrant, the Underwriter, and the Warrant
                                    Agent, including a Form of Warrant
                                    Certificate.
                    4.3             Form of the Registrant's 10% Subordinated Debenture Due September 30,
                                    1996, and other dates.
                    4.4             Form of the Registrant's Warrant to Purchase
                                    Common Shares, expiring November 10, 1998,
                                    and other dates.
                    4.5             Form of Maturity Extension Agreement for Debentures.
                    5.1             Opinion of Keller & Lokken, P.A. regarding legality of securities.
                  10.1     Stock Redemption Agreement, dated November 28, 1995,
                           between the Regisrant and various Lease Brothers
                           entities, together with exhibits thereto, namely
                           three promissory notes, a personal guaranty and a
                           security agreement.
                  10.2     Bridge Financing Agreement, dated November 27, 1995,
                           between the Registrant and Norman Winer, together
                           with exhibits thereto, namely Promissory Note,
                           Security Agreement, Guaranty of Re-Payment, form of
                           Subordination Agreement and form of Temporary Waiver
                           of Right to Put.
                  10.3     Form of lease with building for space for Skway Ad platform.
                  10.4     Form of advertising contract for Skyway Ad.
                  10.5     Lease Agreement between Registrant and its lessor.
                  10.6     Registrant's Corporate Stock Option Plan.
                  10.7     Form of Executive Employment Agreement.
                  10.8     Letter Agreement with Simon Property Group.
                  10.9     Letter Agreement with Lasertainment Productions International.
                  10.10     Joint Marketing Agreement with Skyway Publications, Inc.
                  10.11     Consulting Agreement with Sun Consulting, Inc.
                  10.12     Bank Windsor Loan Documents.
                  24.1     Consent of Silverman Olson Thorvilson & Kaufmann LTD., Independent
                           Auditor.
                  24.1     Consent of Silverman Olson Thorvilson & Kaufmann LTD,
                           Independent Auditor, updated to a current date.
                  24.2     Consent of Keller & Lokken, P.A.  Contained in Exhibit 5.1 to this
                           Registration Statement.
                  25.1     Form of Power of Attorney, running from each of the Registrant's directors namely Robert H. Blank, Richard D. Kothe, Gail Emerson, Mark
                           Verplaetse, Kenneth A. Olsen, Steven Unverzagt, and Mark T. Hepburn,
                           to Robert H. Blank and Richard D. Kothe, CEO and CFO of the Registrant,
                           respectively, with respect to signing of this Registration Statement and any amendments.
                  27.1     Financial Data Schedule.
                  27.2A    Financial Data Schedule-2/28/97
                  27.2B    Financial Data Schedule-4/30/97


                  (ii) The following exhibits are filed as part of this Amendment No. 2:

                    1.2A   Form of Underwriter's Unit Purchase Option, as revised.
                    4.1A   Form of Warrant Agreement by and away the Registrant, Tuschner & Co.,
                           Inc. And the Warrant Agent, as revised.
                   10.13   Agreement as to Change of Convertibility Terms, dated
                           July 17, 1997, between the Registrant and the Lease
                           Brothers.
                   24.1    Consent of Silverman Olson Thorvilson & Kaufmann LTD,
                           Independent Auditor, updated to a current date.

Item 28.          Undertaking.

         a. Rule 415 Offering [Item 512(a) of Regulation S-B] The small business issuer will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.


                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

b. Equity offerings of nonreporting small business issuers [Item 512(d) of Regulation S-B]:

                  The small business issuer will provide to the underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

c.  Request for Acceleration of Effective Date  [Item 512(e) of Regulation S-B]:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   Signatures

                  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on July 21, 1997.

                                            ILLUMINATED MEDIA, INC.


                                            /s/Robert H. Blank
                                            By: Robert H. Blank,
                                            Chief Executive Officer


                  In accordance with the requirements of the Securities Act of 1933, this Amendment No.3 to its Registration Statement was signed by the following persons in the capacities and on the dates stated.


         Signature                      Title                         Dated:

/s/ Robert H. Blank            Chief Executive Officer,           July 21, 1997
Robert H. Blank                and Director (Principal
                               Executive Officer)


/s/Richard D. Kothe            Chief Financial Officer,           July 21, 1997
                               President, and Director
                               (Principal Financial Officer,
                               Principal Accounting Officer)



                             *  Director         )
Gail Emerson                                     )
                                                 )
                             *  Director         )
Kenneth Olsen                                    )
                                                 )
                             *  Director         )      By: /s/ Robert H. Blank
Mark Verplaeste                                  )           Robert H. Blank
                                                 )           Attorney-in-Fact
                             *  Director         )
Steve Unverzagt                                  )
                                                 )           July 21, 1997
                             *  Director         )
Mark T. Hepburn                                  )


                * Executed by Robert H. Blank as Attorney-in-Fact



                                   Signatures


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on July 21, 1997.


                              ILLUMINATED MEDIA, INC.



                              By: Robert H. Blank,
                                  Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to its Registration Statement was signed by the following persons in the capacities and on the dates stated.


         Signature                      Title                        Dated:



                               Chief Executive Officer,           July 21, 1997
Robert H. Blank                and Director (Principal
                               Executive Officer)



                               Chief Financial Officer,           July 21, 1997
Richard D. Kothe               President, and Director
                               (Principal Financial Officer,
                               Principal Accounting Officer)



                       Director         )
Gail Emerson                            )
                                        )
                                        )
                       Director         )
Kenneth Olsen                           )
                                        )
                                        )
                       Director         )            By:_______________________
Mark Verplaeste                         )                Robert H. Blank
                                        )                 Attorney-in-Fact
                                        )
                       Director         )
Steve Unverzagt                         )
                                        )                 July 21, 1997
                                        )
                       Director         )
Mark T. Hepburn                         )





     As filed with the Securities and Exchange Commission on July 21, 1997.

                                                      Registration No. 333-22443
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------


                                    EXHIBITS

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                    ---------

                             ILLUMINATED MEDIA INC.

                          ----------------------------



INDEX TO EXHIBITS


                  EXHIBITS                                                                                 PAGE NO.

(i)      Previously filed:

           1.1        Form of Underwriting Agreement between the Registrant and Tuschner & Co.,Inc.
           1.1A       Form of Underwriting Agreement between the Registrant and Tuschner & Co.,
                      Inc.-Revised.
           1.2        Form of Underwriter's Unit Purchase Option.
           1.3        Form of Escrow Agreement.
           1.4        Form of Impoundment Agreement.
           1.5        Form of Underwriter's Stock Purchase Option.
           1.6        Selected Dealer Agreement.
           3.1        Articles of Incorporation of the Registrant, dated March 9, 1993, with amendments.
           3.1A       Articles of Amendment to Second Amended Articles of Incorporation.
           3.2        Bylaws of the Registrant, dated March 9, 1993, as amended May 5, 1993
           4.1        Form of Common Stock certificate.
           4.2        Form of Warrant Agreement by and among the Registrant, the
                      Underwriter, and the Warrant Agent, including a Form of
                      Warrant Certificate.
           4.3        Form of the Registrant's 10% Subordinated Debenture Due September 30, 1996,
                      and other dates.
           4.4        Form of the Registrant's Warrant to Purchase Common
                      Shares, expiring November 10, 1998, and other dates.
           4.5        Form of Maturity Extension Agreement for Debentures.
           5.1        Opinion of Keller & Lokken, P.A. regarding legality of securities.
         10.1     Stock Redemption Agreement, dated November 28, 1995, between the Regisrant and various Lease Brothers entities, together with exhibits thereto, namely three promissory notes, a
                  personal guaranty and a security agreement.
         10.2     Bridge Financing Agreement, dated November 27, 1995, between the Registrant and Norman Winer, together with exhibits
                  thereto, namely Promissory Note, Security Agreement, Guaranty of Re-Payment, form of Subordination Agreement
                  and form of Temporary Waiver of Right to Put.
         10.3     Form of lease with building for space for Skway Ad platform.
         10.4     Form of advertising contract for Skyway Ad.
         10.5     Lease Agreement between Registrant and its lessor.
         10.6     Registrant's Corporate Stock Option Plan.
         10.7     Form of Executive Employment Agreement.
         10.8     Letter Agreement with Simon Property Group.
         10.9     Letter Agreement with Lasertainment Productions International.
         10.10    Joint Marketing Agreement with Skyway Publications, Inc.
         10.11    Consulting Agreement with Sun Consulting, Inc.
         10.12    Bank Windsor Loan Documents.
         24.1     Consent of Silverman Olson Thorvilson & Kaufmann LTD., Independent Auditor.
         24.2     Consent of Keller & Lokken, P.A.  Contained in Exhibit 5.1 to this Registration
                  Statement.
         25.1     Form of Power of Attorney, running from each of the Registrant's directors namely
                  Robert H. Blank, Richard D. Kothe, Gail Emerson, Mark Verplaetse, Kenneth A.
                  Olsen, Steven Unverzagt, and Mark T. Hepburn, to Robert H. Blank and Richard
                  D. Kothe, CEO and CFO of the Registrant, respectively, with respect to signing of this Registration Statement and any amendments.
         27.1     Financial Data Schedule.
         27.2A    Financial Data Schedule-2/28/97
         27.2B    Financial Data Schedule-4/30/97

         (ii) The following exhibits are filed herewith:

           1.2A   Form of Underwriter's Unit Purchase Option, as revised.
           4.1A   Form of Warrant Agreement by and away the Registrant, Tuschner & Co., Inc.
                  And the Warrant Agent, as revised.
          10.13   Agreement as to Change of Convertibility Terms, dated July 17, 1997, between the Registrant and the Lease Brothers.
         24.1     Consent of Silverman Olson Thorvilson & Kaufmann LTD., Independent Auditor.

